Exhibit (a)(1)(i)

U.S. OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING ORDINARY SHARES HELD BY U.S. HOLDERS AND

ALL OUTSTANDING AMERICAN DEPOSITARY SHARES REPRESENTING ORDINARY SHARES, HELD BY ALL HOLDERS, WHEREVER LOCATED

OF

TIGENIX

FOR

€1.78 PER ORDINARY SHARE

AND

€35.60 PER AMERICAN DEPOSITARY SHARE, PAYABLE IN U.S. DOLLARS,

BY

TAKEDA PHARMACEUTICAL COMPANY LIMITED

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK CITY TIME, ON MAY 31, 2018, UNLESS THE U.S. OFFER IS EXTENDED.

Takeda Pharmaceutical Company Limited, a company organized under the laws of Japan, (“Takeda”) is offering to purchase:

•	up to 100% of the publicly-held ordinary shares (such shares collectively, the “Ordinary Shares” and each an “Ordinary Share”) of TiGenix NV, a limited liability company (naamloze vennootschap / société anonyme) incorporated and existing under the laws of Belgium (“TiGenix”), which amount shall be deemed to include such additional Ordinary Shares as may be issued from time to time as a result of the exercise of Warrants (as defined below), but to exclude any Ordinary Shares that are owned by Takeda and its affiliates and Ordinary Shares as are represented by American Depositary Shares (such shares collectively, “ADSs” and each an “ADS”), that are held by U.S. holders (as that term is defined under instruction 2 to paragraphs (c) and (d) of Rule 14d-1 under the U.S. Securities Exchange Act of 1934, as amended) (the “Exchange Act”) (such holders collectively, “U.S. Holders” and each a “U.S. Holder”), and

•	up to 100% of the ADSs, with each ADS representing 20 Ordinary Shares, from all holders, wherever located, excluding ADSs owned by Takeda and its affiliates,

at a purchase price of €1.78 for each Ordinary Share (the “Price Per Ordinary Share”) and €35.60 for each ADS (the “Price Per ADS” and, together with the Price Per Ordinary Share, the “Offer Price”), in each case, in cash, without interest, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase, dated April 30, 2018 (the “U.S. Offer to Purchase”), and in the related Share Acceptance Letter, the related ADS Letter of Transmittal and the related Share Withdrawal Letter, as applicable. The Price Per Ordinary Share will be payable in Euros, while the Price Per ADS will be payable in U.S. dollars in the manner described in Section 2 — “Acceptance for Payment and Payment for Ordinary Shares and ADSs”.

TiGenix is a Belgian company having its registered office at Romeinse straat 12 box 2, 3001 Leuven, Belgium, registered with the Crossroads Bank of Enterprises under number 0471.340.123 (Register of Legal Entities Leuven), with the Ordinary Shares listed on Euronext Brussels (under ISIN-code BE0003864817), and the ADSs listed on the Nasdaq Global Select Market (the “Nasdaq”) (under ISIN-code US88675R1095).

Takeda is offering to purchase all Ordinary Shares, ADSs, warrants to subscribe for Ordinary Shares (the “Warrants” and each a “Warrant”, and together with the Ordinary Shares and ADSs, the “Securities”), in two separate, but concurrent and related, offers in Belgium (the “Belgian Offer”) and in the United States (“U.S.”) (the “U.S. Offer” or this “Offer”), respectively. The U.S. Offer and the Belgian Offer are referred to collectively as the “Offers.” Each of the Offers provides equivalent consideration for securities tendered, and each of the Offers is on substantially the same terms, except as further described herein (see Section 1 – “Terms of the Offer – Second Acceptance Period”). The U.S. Offer is open to all holders of ADSs, wherever located, and to all U.S. Holders of Ordinary Shares. The Belgian Offer is open to all holders of Ordinary Shares and to all holders of Warrants, wherever located. Holders of Ordinary Shares that are not U.S. Holders and holders of Warrants, wherever located, may not use this U.S. Offer to Purchase, and may only tender their Ordinary Shares and Warrants into the Belgian Offer. A separate prospectus, for use by holders of the Ordinary Shares and Warrants, wherever located, is being published concurrently in Belgium after having been approved by the Belgian Financial Services and Markets Authority (the “FSMA”), as required under Belgian law (including any related Belgian Offer documents, the “Belgian Offer Documents”). The Offers are being made pursuant to an Offer and Support Agreement between Takeda and TiGenix, dated as of January 5, 2018 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Transaction Agreement”).

The Price Per ADS will be paid in U.S. dollars in the manner described in Section 2 — “Acceptance for Payment and Payment for Ordinary Shares and ADSs”. Holders of ADSs should be aware that fluctuations in the Euro to U.S. dollar exchange rate will cause the value of the cash consideration to be paid to them in respect of their ADSs to change accordingly. All payments to tendering holders of ADSs or U.S. Holders of Ordinary Shares pursuant to the U.S. Offer will be rounded to the nearest whole cent. Under no circumstances will interest be paid on the Offer Price, regardless of any extension of the U.S. Offer or any delay in making payment for the Ordinary Shares held by U.S. Holders or the ADSs.

TiGenix is required to file a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) advising holders of ADSs and U.S. Holders of Ordinary Shares to accept or reject the tender offer or to take other action with respect to the tender offer and, if so, describe the other action recommended. Holders of ADSs and U.S. Holders of Ordinary Shares should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-headings “Background” and “Reasons for the Recommendation.”

The obligation of Takeda to accept for payment and pay for Ordinary Shares held by U.S. Holders and ADSs validly tendered (and not withdrawn) pursuant to the U.S. Offer is subject to the satisfaction of the following conditions to the offers (the “Conditions to the Offers”) (as further described in Section 15 - “Conditions to the Offers”): (i) the Minimum Acceptance Condition (as defined below), and (ii) the absence of a Material Adverse Effect (as such term is defined in the Transaction Agreement). There is no financing condition to the Offers.

Takeda intends to conduct the U.S. Offer in compliance with the applicable regulatory requirements in the U.S., including the applicable requirements of the U.S. tender offer rules under Regulations 14D and 14E under the Exchange Act. Takeda is relying on the “Tier II” exemption under the Exchange Act in respect of the U.S. Offer. The “Tier II” exemption provides partial relief from the applicability of Exchange Act rules governing third-party tender offers involving the securities of a foreign private issuer if greater than 10% but no more than 40% of the subject class of securities are held by U.S. Holders. In determining that the “Tier II” exemption applies to the U.S. Offer, Takeda has determined the percentage of outstanding shares held by U.S. Holders in accordance with Instruction 2 to Rules 14d-1(c) and (d) under the Exchange Act. Under the “Tier II” exemption, compliance with the requirements of the home jurisdiction law or practice (in this case, Belgium) will satisfy the requirements of certain of the rules applicable to third-party tender offers under the Exchange Act, including, but not limited to, rules relating to prompt payment, subsequent offering periods and withdrawal rights. Takeda has structured the U.S. Offer on the assumption that the Tier II relief from the U.S. tender rules is available in respect of the U.S. Offer.

The Board of Directors of TiGenix (the “TiGenix Board,” and, each of its members, individually, a “Director”) has unanimously: (i) determined that the Transaction Agreement and the transactions contemplated thereby, including the Offers, are advisable and in the best interests of TiGenix and the holders of the Securities, (ii) approved and adopted the Transaction Agreement and the transactions contemplated thereby, including the Offers, in accordance with the requirements of Belgian law, and (iii) recommended that holders of Securities accept the Offers and tender their Securities to Takeda pursuant to the Offers, as applicable.

A summary of the principal terms and conditions of the U.S. Offer appears in the “Summary Term Sheet” beginning on page i of this U.S. Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Ordinary Shares and/or ADSs in the U.S. Offer.

THE U.S. OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE U.S. OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THE U.S. OFFER TO PURCHASE, THE SHARE ACCEPTANCE LETTER, THE ADS LETTER OF TRANSMITTAL OR THE SHARE WITHDRAWAL LETTER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.

The date of this U.S. Offer to Purchase is April 30, 2018.

* * * * *

Questions and requests for assistance should be directed to the U.S. Information Agent (as defined herein) at its address and telephone numbers set forth below and on the back cover of this U.S. Offer to Purchase.

The U.S. Information Agent for the U.S. Offer is:

Georgeson LLC

1290 Avenue of the Americas,

9th Floor, New York, NY 10104

E-mail: TIG-offer@georgeson.com

U.S. Toll Free Number for Holders of Securities: +1 (866) 391-6921

IMPORTANT INFORMATION

We are not making the U.S. Offer to, and will not accept any tendered Ordinary Shares or ADSs from or on behalf of, holders of Ordinary Shares or ADSs residing in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the U.S. Offer to U.S. Holders of Ordinary Shares and holders of ADSs in any such jurisdiction.

Tenders by U.S. Holders of Ordinary Shares: Any U.S. Holder of Ordinary Shares in book-entry form within Euroclear Belgium desiring to tender all or any portion of the Ordinary Shares owned by such holder can accept the U.S. Offer by delivering a Share Acceptance Letter to the custodian credit institution or financial services institution (a “Custodian Institution”) that holds their Ordinary Shares. Any U.S. Holder of Ordinary Shares whose shares are in registered form will receive a letter evidencing their ownership of the number of Ordinary Shares and describing the procedure to be followed to deposit their duly completed and signed Share Acceptance Letter.

The Custodian Institution that holds the Ordinary Shares for which acceptances of the U.S. Offer have been received will effect book-entry transfers in order to hold the tendered Ordinary Shares under a separate designated securities account for tendered Ordinary Shares within Euroclear Belgium until 10:00 a.m., New York City time, on May 31, 2018 (the “Initial Expiration Date”) or until the date and time of the expiration of any subsequent offering period (each a “Subsequent Offering Period”). For further information, please review Section 3 — “Procedures for Accepting the U.S. Offer and Tendering Ordinary Shares and/or ADSs.”

Tenders by Holders of ADSs: Any holder of ADSs desiring to tender all or any portion of the ADSs owned by such holder can accept the U.S. Offer by (1) completing and signing the ADS Letter of Transmittal (or a copy thereof, provided the signature is original) in accordance with the instructions in the ADS Letter of Transmittal and mail or deliver it together with the American Depositary Receipts (“ADRs”) evidencing such tendered ADSs and all other required documents to Computershare Inc., as tender agent of Takeda for the ADSs in the U.S. Offer (the “U.S. ADS Tender Agent”), at the address appearing on the back cover page of this U.S. Offer to Purchase, (2) tendering such ADSs pursuant to the procedures for book-entry transfer set forth in Section 3 — “Procedures for Accepting the U.S. Offer and Tendering Ordinary Shares and/or ADSs” or (3) complying with the guaranteed delivery procedures set forth in Section 3 — “Procedures for Accepting the U.S. Offer and Tendering Ordinary Shares and/or ADSs.” Any holder of ADSs whose ADSs are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such ADSs.

Any holder of ADSs who desires to tender ADSs but cannot comply with the procedures for book-entry transfer described in this U.S. Offer to Purchase on a timely basis, may tender such ADSs by following the procedures for guaranteed delivery set forth in Section 3 — “Procedures for Accepting the U.S. Offer and Tendering Ordinary Shares and/or ADSs.”

Settlement of the Offer Price: The Price Per Ordinary Share accepted for payment pursuant to the U.S. Offer will be in Euros and the Price Per ADS accepted for payment pursuant to the U.S. Offer will be paid in U.S. dollars in the manner described in Section 2 — “Acceptance for Payment and Payment for Ordinary Shares and ADSs.”

Copies of this U.S. Offer to Purchase, the related Share Acceptance Letter, the related ADS Letter of Transmittal, the related Share Withdrawal Letter and any other tender offer materials must not be mailed to or otherwise distributed or sent in, into or from any country where such distribution or offering would require any additional measures to be taken or would be in conflict with any law or regulation of such country or any political subdivision thereof. Persons into whose possession this document comes are required to inform themselves about and to observe any such laws or regulations. This U.S. Offer to Purchase may not be used for, or in connection with, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstances in which such offer or solicitation is not authorized or is unlawful.

Questions and requests for assistance including information on how U.S. Holders of Ordinary Shares may tender their Ordinary Shares or to obtain a copy of the Belgian Offer Documents, may be directed to Georgeson LLC, as U.S. information agent (the “U.S. Information Agent”), at the telephone number set forth on the back cover of this U.S. Offer to Purchase. Additional copies of this U.S. Offer to Purchase, the related Share Acceptance Letter, the related ADS Letter of Transmittal, the related Share Withdrawal Letter and other tender offer documents may be obtained free of charge from the U.S. Information Agent or from brokers, dealers, commercial banks, trust companies or other nominees.

All references to “U.S. dollars,” “USD” and “$” are to the currency which is currently legal tender in the United States and all references to “Euros,” “EUR,” and “€” are to the currency which is currently legal tender in Belgium.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Ordinary Shares or ADSs pursuant to the U.S. Offer. You should rely only on the information contained in this U.S. Offer to Purchase, the related Share Acceptance Letter, the related ADS Letter of Transmittal and the related Share Withdrawal Letter to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the U.S. Offer other than those contained in this U.S. Offer to Purchase, the related Share Acceptance Letter, the related ADS Letter of Transmittal and the related Share Withdrawal Letter. If anyone makes any recommendation or gives any information or representation regarding the U.S. Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, BNP Paribas Fortis NV/SA (the “U.S. Share Tender Agent”) as Takeda’s U.S. tender agent for the Ordinary Shares in the U.S. Offer, the U.S. ADS Tender Agent for the ADSs in the U.S. Offer, or the U.S. Information Agent for the U.S. Offer. You should not assume that the information provided in this U.S. Offer to Purchase and the Belgian Offer Documents is accurate as of any date other than the date of this U.S. Offer to Purchase or the Belgian Offer Documents, respectively.

Subject to applicable law (including Rule 14d-4 under the Exchange Act, which requires that material changes be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), delivery of this U.S. Offer to Purchase shall not under any circumstances create any implication that the information contained or incorporated by reference in this U.S. Offer to Purchase is correct as of any time after the date of this U.S. Offer to Purchase or the respective dates of the documents incorporated herein by reference or that there has been no change in the information included or incorporated by reference herein or in the affairs of Takeda or any of its subsidiaries or affiliates since the date hereof or the respective dates of the documents incorporated herein by reference.

FORWARD-LOOKING STATEMENTS

This filing contains “forward-looking statements.” Forward-looking statements include all statements other than statements of historical fact, including plans, strategies and expectations for the future, statements regarding the expected timing of filings and approvals relating to the transaction, the expected timing of the completion of the transaction, the ability to complete the transaction or to satisfy the various Conditions to the Offers, future revenues and profitability from or growth or any assumptions underlying any of the foregoing. Statements made in the future tense, and words such as “anticipate,” “expect,” “project,” “continue,” “believe,” “plan,” “estimate,” “pro forma,” “intend,” “potential,” “forecast,” “guidance,” “outlook,” “seek,” “assume,” “will,” “may,” “should,” and similar expressions are intended to qualify as forward-looking statements. Forward-looking statements are based on estimates and assumptions made by management of Takeda that are believed to be reasonable, though they are inherently uncertain and difficult to predict. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements. Some of these risks and uncertainties include, but are not limited to: the Conditions to the Offers may not be satisfied; competitive pressures and developments; applicable laws and regulations; the success or failure of product development programs; actions of regulatory authorities and the timing thereof; changes in exchange rates; and claims or concerns regarding the safety or efficacy of marketed products or product candidates in development.

The forward-looking statements contained in this U.S. Offer to Purchase speak only as of the date of this U.S. Offer to Purchase. Neither Takeda nor TiGenix undertake any obligation to revise or update any forward-looking statements to reflect new information, future events or circumstances after the date of the forward-looking statement. If one or more of these statements is updated or corrected, investors and others should not conclude that additional updates or corrections will be made.

2

SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this U.S. Offer to Purchase (the “U.S. Offer to Purchase”), the Share Acceptance Letter, the ADS Letter of Transmittal and the Share Withdrawal Letter. You are urged to read carefully this U.S. Offer to Purchase, the Share Acceptance Letter, the ADS Letter of Transmittal and the Share Withdrawal Letter in their entirety. The information concerning TiGenix contained in this summary term sheet and elsewhere in this U.S. Offer to Purchase has been taken from, or is based upon, publicly available documents or records of TiGenix on file with the Securities and Exchange Commission (the “SEC”), the Belgian Financial Services and Markets Authority (the “FSMA”) or other public sources at the time of the U.S. Offer. Takeda has not independently verified the accuracy and completeness of such information.

Securities Sought

Takeda Pharmaceutical Company Limited, a company organized under the laws of Japan, (“Takeda”) is offering to purchase (the “U.S. Offer”):

•   up to 100% of the publicly-held ordinary shares (such shares collectively, the “Ordinary Shares” and each an “Ordinary Share”) of TiGenix NV, a limited liability company (naamloze vennootschap / société anonyme) incorporated and existing under the laws of Belgium (“TiGenix”), which amount shall be deemed to include such additional Ordinary Shares as may be issued from time to time as a result of the exercise of Warrants (as defined below), but to exclude any Ordinary Shares that are owned by Takeda and its affiliates and Ordinary Shares as are represented by American Depositary Shares (such shares collectively, “ADSs” and each an “ADS”), that are held by U.S. holders (as that term is defined under instruction 2 to paragraphs (c) and (d) of Rule 14d-1 under the U.S. Securities Exchange Act of 1934, as amended) (the “Exchange Act”) (such holders collectively, “U.S. Holders” and each a “U.S. Holder”), and

•   up to 100% of the ADSs, with each ADS representing 20 Ordinary Shares, from all holders, wherever located, excluding ADSs owned by Takeda and its affiliates.

Price Per Ordinary Share	€1.78 for each Ordinary Share, in cash, without interest. All payments to tendering holders of Ordinary Shares pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent.

Price Per ADS	€35.60 for each ADS, in cash, without interest. The price paid to the holders of ADSs will be paid in U.S. dollars in the manner described in Section 2 — “Acceptance for Payment and Payment for Ordinary Shares and ADSs”. All payments to tendering holders of ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent. Holders of ADSs should be aware that fluctuations in the Euro to U.S. dollar exchange rate will cause the value of the cash consideration to be paid to them in respect of their ADSs to change accordingly.

Initial Expiration Date of U.S. Offer	10:00 a.m., New York City time, on May 31, 2018, unless the expiration of the U.S. Offer is extended to a subsequent date in accordance with U.S. and Belgian law, in which case the term “Initial Expiration Date” means the latest date to which the U.S. Offer is extended

i

Dual Offer Structure	Simultaneously with the U.S. Offer, Takeda is making an offer in Belgium to purchase all of the outstanding Ordinary Shares and warrants to subscribe for Ordinary Shares of TiGenix (“Warrants” and each a “Warrant”, and together with the Ordinary Shares and the ADSs, the “Securities”) from all holders, wherever located, for the equivalent price and on substantially the same terms as the U.S. Offer, except as further described herein (see Section 1 – “Terms of the Offer – Second Acceptance Period”) (the “Belgian Offer” and, together with the U.S. Offer, the “Offers”).

TiGenix Board Recommendation	The Board of Directors of TiGenix (the “TiGenix Board” and each of its members individually, a “Director”) unanimously recommended that holders of Securities (as defined below) accept the Offers and tender their Securities to Takeda pursuant to the Offers, as applicable.

QUESTIONS & ANSWERS ABOUT THE OFFERS

Who is offering to buy my Ordinary Shares and/or ADSs pursuant to the U.S. Offer?

Takeda, a global, R&D-driven pharmaceutical company committed to bringing better health and a brighter future to patients by translating science into life-changing medicines. Takeda focuses its research efforts on oncology, gastroenterology (GI) and central nervous system therapeutic areas. It also has specific development programs in specialty cardiovascular diseases as well as late-stage candidates for vaccines. Takeda conducts R&D both internally and with partners to stay at the leading edge of innovation. The pharmaceutical industry is undergoing changes and Takeda is moving forward with that trend. Innovation increasingly is coming from small biotech companies, not large pharmaceutical labs.

Unless the context indicates otherwise, in this U.S. Offer to Purchase, the terms “Takeda,” “us,” “we” and “our” refer to Takeda.

See Section 1 — “Terms of the Offer” and Section 10 — “Certain Information Concerning Takeda.”

What is the Belgian Offer?

Concurrent with the U.S. Offer, Takeda is launching the Belgian Offer, whereby, Takeda is offering to purchase up to 100% of the outstanding Ordinary Shares and Warrants, from all holders, wherever located. The Belgian Offer provides equivalent consideration for securities tendered as the U.S. Offer, and the Belgian Offer is on substantially the same terms as the U.S Offer, except as further described herein (see Section 1 – “Terms of the Offer – Second Acceptance Period”).

Holders of Warrants and non-U.S. Holders of Ordinary Shares may not use this U.S. Offer to Purchase and may only tender their Warrants and Ordinary Shares into the Belgian Offer. A separate prospectus, for use by holders of the Ordinary Shares and Warrants, wherever located, is being published concurrently in Belgium after having been approved by the Belgian Financial Services and Markets Authority (the “FSMA”), as required under Belgian law (including any related Belgian Offer documents, the “Belgian Offer Documents”).

What are some of the benefits Takeda expects from the Offers?

Some of the benefits Takeda expects from the Offers include:

•	Expanding its late stage GI pipeline and reinforcing its commitment to patients living with inflammatory bowel disease (IBD) through the development and commercialization of innovative therapies;

•	Continuing the positive evolution of Takeda as a strategic investor and equity holder in TiGenix, as well as the existing collaboration between Takeda and TiGenix to license, develop and commercialize Cx601, the leading treatment candidate in TiGenix’s pipeline in territories outside of the U.S.;

•	Demonstrating its commitment to strengthen its presence in the U.S. specialty care market and highlighting its leadership in areas of GI associated with high unmet need;

•	Enhancing its stem cell capabilities which may present future R&D opportunities across Takeda’s focus therapeutic areas; and

•	Positioning it to leverage the combined expertise and resources of the two parties to more effectively develop and commercialize TiGenix’s assets on a global basis.

Who can participate in the U.S. Offer?

All U.S. Holders of Ordinary Shares may tender their shares either into the U.S. Offer or the Belgian Offer. All holders of ADSs, wherever located, may only tender their ADSs into the U.S. Offer.

See Section 3 — “Procedures for Accepting the U.S. Offer and Tendering Ordinary Shares and/or ADSs.”

Who can participate in the Belgian Offer?

Holders of Ordinary Shares and Warrants, in each case wherever located, may tender their Ordinary Shares and Warrants into the Belgian Offer. Questions and requests for assistance including information on how U.S. Holders of Ordinary Shares may tender their Ordinary Shares or to obtain a copy of the Belgian Offer Documents, may be directed to Georgeson LLC, as U.S. information agent (the “U.S. Information Agent”) at the address and telephone number set forth on the back cover of this U.S. Offer to Purchase.

How much are you offering to pay for the Ordinary Shares and ADSs and what is the form of payment?

Takeda is offering to pay €1.78 for each Ordinary Share (the “Price Per Ordinary Share”) and €35.60 for each ADS (the “Price Per ADS” and, together with the Price Per Ordinary Share, the “Offer Price”), in each case, in cash, without interest, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase. The Price Per ADS will be paid in U.S. dollars in the manner described in Section 2 — “Acceptance for Payment and Payment for Ordinary Shares and ADSs”. Holders of ADSs should be aware that fluctuations in the Euro to U.S. dollar exchange rate will cause the value of the cash consideration to be paid to them in respect of their ADSs to change accordingly

See the “Introduction” to this U.S. Offer to Purchase and Section 1 — “Terms of the Offer.”

Will you have the financial resources to make payment?

Yes. The consummation of the Offers is not subject to any financing condition. Takeda has deposited with BNP Paribas Fortis NV/SA, as tender agent of Takeda for the Ordinary Shares in the U.S. Offer (the “U.S Share Tender Agent”), an amount sufficient to pay for all Securities which may be tendered into the Offers.

See Section 11 — “Source and Amount of Funds.”

Is there an agreement governing the Offers?

Yes. Takeda and TiGenix have entered into the Offer and Support Agreement, dated as of January 5, 2018 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Transaction Agreement”), which provides for, among other things, the terms and Conditions to the Offers.

See Section 14 — “Summary of the Transaction Agreement and Related Agreements” and Section 15 — “Conditions to the Offers.”

Is there a minimum number of Ordinary Shares that must be tendered in order for you to purchase any Securities?

Yes. For acceptance and payment for Ordinary Shares and ADSs tendered during the Initial Acceptance Period, the following Conditions to the Offers (as defined below) shall have been satisfied or waived: (i) the Minimum Acceptance Condition, and (ii) the absence of a Material Adverse Effect (as such term is defined in the Transaction Agreement). There is no financing condition to the Offers. The “Minimum

Acceptance Condition” means that there have been tendered (and not withdrawn) by holders of Ordinary Shares, Warrants and ADSs into the Offers, in the aggregate, a number of Ordinary Shares, Warrants and ADSs that, together with the Ordinary Shares, Warrants and ADSs owned by Takeda and its affiliates, represents or gives access to 85% or more of the voting rights represented or given access to by all of the outstanding Ordinary Shares, Warrants and ADSs on a fully diluted basis as of the expiration of the Initial Acceptance Period (as defined below).

See Section 15 – “Conditions to the Offers.”

How long do I have to decide whether to tender my Ordinary Shares and/or ADSs in the Offer?

You will have until 10:00 a.m., New York City time, on the Initial Expiration Date to tender your Ordinary Shares and/or ADSs in the U.S. Offer. The term “Initial Expiration Date” means May 31, 2018, unless the expiration of the U.S. Offer is extended to a subsequent date in accordance with U.S. and Belgian law, in which case the term “Initial Expiration Date” means the latest date to which the U.S. Offer is extended (the period of time from commencement through the Initial Expiration Date, the “Initial Acceptance Period”). U.S. Holders of Ordinary Shares and holders of ADSs, wherever located, tendering their securities during the Initial Acceptance Period will have withdrawal rights during the Initial Acceptance Period with respect to such tendered securities.

Custodians, banks or brokers may set an earlier deadline for communication by holders of Ordinary Shares or ADSs in order to permit such custodian, bank or broker to communicate acceptances to the U.S. Share Tender Agent or Computershare Inc., as tender agent of Takeda for the ADSs in the U.S. Offer (the “U.S. ADS Tender Agent”), as applicable, in a timely manner. Accordingly, U.S. Holders holding Ordinary Shares and holders of ADSs through a financial intermediary should comply with the dates communicated by such financial intermediary as such dates may differ from the dates and times noted in this U.S. Offer to Purchase.

See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the U.S. Offer and Tendering Ordinary Shares and/or ADSs.”

Can the U.S. Offer be extended and under what circumstances?

Yes. The Belgian Offer is currently scheduled to expire on May 31, 2018. If the Belgian Offer is extended in accordance with Belgian law, we currently intend to extend the U.S. Offer so that it will expire on the same day as, and simultaneous with, the Belgian Offer. In addition, if the U.S. Offer is extended in accordance with U.S. law, we currently intend to extend the Belgian Offer so that it will expire on the same day as, and simultaneous with, the U.S. Offer.

See Section 1 — “Terms of the Offer.”

Will there be a subsequent offering period?

Following the Initial Acceptance Period, unless the Offers have been terminated, one or more subsequent offering periods will be provided, each as described further below (each a “Subsequent Offering Period”).

The results of the Initial Acceptance Period, and Takeda’s decision to terminate the Offers due to an unwaived failure of a Condition to the Offers, if applicable, will be published within five (5) Business Days following the Initial Expiration Date. If all of the Conditions to the Offers are satisfied or waived, Takeda is contractually required under the Transaction Agreement to provide for a Subsequent Offering Period of at least ten (10) Business Days1, during which U.S. Holders of Ordinary Shares and holders of ADSs, wherever located, in

[1]	For purposes of this U.S. Offer to Purchase, “Business Day” shall mean any day on which the Belgian banks and the banks of the State of New York are open to the public, except Saturdays and Sundays, and otherwise as defined pursuant to Exchange Act Rule 14d-1(g)(3).

v

each case not previously tendered into the U.S. Offer prior to the expiration of the Initial Acceptance Period, may tender their Ordinary Shares and ADSs into the U.S. Offer (the “Second Acceptance Period”). With respect to the U.S. Offer, the Second Acceptance Period will commence immediately following the publication of the results of the Initial Acceptance Period. With respect to the Belgian Offer, the Second Acceptance Period will commence on the tenth (10th) Business Day following the publication of the results of the Initial Acceptance Period. The Second Acceptance Period, if applicable, would not be an extension of the U.S. Offer pursuant to this U.S. Offer to Purchase.

The Second Acceptance Period will be applicable to each of the U.S. Offer and the Belgian Offer and the expiration date of the Second Acceptance Period will be the same for each of the U.S. Offer and the Belgian Offer. U.S. Holders of Ordinary Shares and holders of ADSs, wherever located, tendering their securities during the Second Acceptance Period will have withdrawal rights during the Second Acceptance Period with respect to such tendered securities. Takeda is required to pay for Ordinary Shares and ADSs that are validly tendered and not withdrawn during the Second Acceptance Period within ten (10) Business Days following the publication of the results of the Second Acceptance Period (which publication shall occur within five (5) Business Days following the expiration of the Second Acceptance Period). The publication with the results of the Second Acceptance Period is subject to the FSMA’s prior approval.

If, following the expiration of the Initial Acceptance Period or following the expiration of the Second Acceptance Period, Takeda holds, as a result of the Offers, at least 90% of the outstanding Ordinary Shares (including Ordinary Shares represented by ADSs), Takeda must provide for a subsequent offering period of at least five (5) Business Days and no more than fifteen (15) Business Days (the “Mandatory Subsequent Offering Period”). If the Mandatory Subsequent Offering Period were required to be undertaken following the Initial Acceptance Period, Takeda will commence such Mandatory Subsequent Acceptance Period in accordance with the timing of the Second Acceptance Period, as described above, in which case such Mandatory Subsequent Offering Period would satisfy the requirements of the Second Acceptance Period. The Mandatory Subsequent Offering Period will commence immediately following the publication of the results of the Initial Acceptance Period or Second Acceptance Period, as applicable. Such results will be published within five (5) Business Days following the Initial Expiration Date or following the date and time of the expiration of the Second Acceptance Period. The Mandatory Subsequent Offering Period, if applicable, would not be an extension of the U.S. Offer pursuant to this U.S. Offer to Purchase. The Mandatory Subsequent Offering Period would be an additional period of time during which U.S. Holders would be able to tender Ordinary Shares and holders of ADSs, wherever located, would be able to tender ADSs not previously tendered into the U.S. Offer prior to 10:00 a.m., New York City time, on the Initial Expiration Date or prior to the date and time of the expiration of the Second Acceptance Period, as applicable. U.S. Holders of Ordinary Shares and holders of ADSs, wherever located, tendering their securities during the Mandatory Subsequent Offering Period will have withdrawal rights during the Mandatory Subsequent Offering Period with respect to such tendered securities. If the Mandatory Subsequent Offering Period is provided, Takeda shall pay for Ordinary Shares and ADSs that are validly tendered and not withdrawn during the Mandatory Subsequent Offering Period within ten (10) Business Days following the publication of the results of the Mandatory Subsequent Offering Period, in accordance with Belgian law. The publication with the results of the Mandatory Subsequent Offering Period is subject to the FSMA’s prior approval.

If, following a Mandatory Subsequent Offering Period, Takeda holds, as a result of the Offers, less than 95% of the outstanding Ordinary Shares (including Ordinary Shares represented by ADSs), Takeda may, in its sole discretion, and subject to certain restrictions under Belgian law, elect to provide for one or more additional Subsequent Offering Period(s) of at least five (5) Business Days in the same manner and timing as the Mandatory Subsequent Offering Period (each a “Voluntary Subsequent Offering Period”). However, we also note that under Belgian law the period starting from the first day of the Initial Acceptance Period until the last day of any Subsequent Offering Period(s) other than the Mandatory Subsequent Offering Period or Squeeze-Out Period (as defined below), cannot exceed ten (10) weeks, making it unlikely that a Voluntary Subsequent Offering Period will be provided following the Second Acceptance Period and the Mandatory Subsequent Offering Period.

See Section 1 — “Terms of the Offer.”

What are the most significant conditions to the Offers?

Notwithstanding any other provision of this U.S. Offer to Purchase, Takeda is not required to accept for payment or pay for any tendered Ordinary Shares or ADSs, unless the following conditions to the offers (the “Conditions to the Offers”) have been satisfied (or waived by Takeda) (see Section 15 — “Conditions to the Offers”):

•	the Minimum Acceptance Condition, i.e., the tender into the Offers, in the aggregate, of a number of Ordinary Shares, Warrants and ADSs that, together with all Ordinary Shares, Warrants and ADSs owned by Takeda and its affiliates, represents or gives access to 85% or more of the voting rights represented or given access to by all of the outstanding Ordinary Shares, Warrants and ADSs on a fully diluted basis as of the expiration of the Initial Acceptance Period, and

•	the absence of a Material Adverse Effect (as such term is defined in the Transaction Agreement) occurring at any time after January 5, 2018 and prior to the time the results of the Initial Acceptance Period are published (which shall be within five (5) Business Days following the Initial Expiration Date).

The Offers are not subject to any financing condition.

If I do not tender my Shares and/or ADSs but the Offers are consummated, what will happen to my Ordinary Shares and/or ADSs?

If you decide not to tender, you will continue to own your Ordinary Shares or ADSs, as applicable. However, once the Offers are completed, the number of Ordinary Shares and ADSs that are publicly held may be significantly reduced and there may no longer be an active trading market for Ordinary Shares or ADSs or the liquidity of any such market may be significantly reduced. It is also possible that any Ordinary Shares or ADSs not tendered in the Offers will later be transferred to Takeda by operation of Belgian law at the same price as offered in the Offers, pursuant to a Squeeze-Out (as defined below).

It is possible that Ordinary Shares and/or ADSs may fail to meet the criteria for continued listing on Euronext Brussels or the Nasdaq Global Select Market (the “Nasdaq”), as applicable. If this were to happen, the Ordinary Shares or ADSs could be de-listed from Euronext Brussels or the Nasdaq by action taken by the respective exchange, as applicable. Further, as soon as practicable following the consummation of the Offers, to the extent permitted by applicable law, we intend to:

•	cause TiGenix to de-list the ADSs from the Nasdaq;

•	cause TiGenix to de-list the Ordinary Shares from Euronext Brussels;

•	cause TiGenix to suspend its reporting obligations and to terminate its registration under the Exchange Act and, as applicable, under Belgian securities laws and Euronext Brussels listing rules; and

•	terminate the Deposit Agreement among TiGenix, Deutsche Bank Trust Company Americas (the “ADS Depositary”) and holders of ADSs.

In accordance with Belgian law, Euronext Brussels may delist the securities if (i) it considers that, due to exceptional circumstances, a normal and regular market can no longer be maintained for these securities, or (ii) these securities would fail to comply with the rules of the regulated market, except if such a measure is likely to significantly harm investors’ interests or to impair the proper functioning of the market. Euronext Brussels must inform the FSMA of any proposed delisting. The FSMA may, in consultation with Euronext Brussels, oppose the proposed delisting in the interest of investor protection. The FSMA has indicated that it shall not oppose to a delisting if it is preceded by a successful accompanying measure for the benefit of the minority shareholders, but also that, conversely, it shall oppose to a delisting if no such successful accompanying measure would have been taken.

Such de-listing or deregistration by TiGenix would substantially reduce the information required to be furnished by TiGenix to holders of Ordinary Shares and ADSs, and certain provisions of the Exchange Act, Belgian securities laws, Euronext Brussels listing rules and Belgian corporate law would no longer apply to TiGenix. To the extent that TiGenix de-lists or deregisters the Ordinary Shares and ADSs after the consummation of the Offers, the absence of an active trading market in the U.S. or Belgium would reduce the liquidity and market value of your Ordinary Shares and ADSs.

If, following the expiration of the Initial Acceptance Period or any prior Subsequent Offering Period, as applicable, Takeda (a) holds, as a result of the Offers, at least 95% of the outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) and (b) acquired at least 90% of the Ordinary Shares that are the subject of the Offers, Takeda will, in accordance with Belgian law, and is required under the Transaction Agreement to, proceed with a simplified squeeze-out (the “Squeeze-Out”), organized as an additional Subsequent Offering Period (the “Squeeze-Out Period”). During the Squeeze-Out Period, holders of Ordinary Shares or ADSs would be able to tender Ordinary Shares and ADSs not previously tendered into the U.S. Offer prior to the expiration of the Initial Acceptance Period or any Subsequent Offering Period, under the same conditions as in such previous periods and at the Offer Price.

Under Belgian law, the Squeeze-Out must be commenced within three (3) months following the expiration of the Initial Acceptance Period or any prior Subsequent Offering Period, as applicable, and must remain open for at least fifteen (15) Business Days. However, it is expected that, if the thresholds for a Squeeze-Out are met under applicable Belgian law, Takeda will commence a Squeeze-Out Period immediately following the publication of the results of the Initial Acceptance Period or prior Subsequent Offering Period, as applicable. If the Squeeze-Out could be undertaken following the Initial Acceptance Period, Takeda will commence the Squeeze-Out Period in accordance with the timing of the Second Acceptance Period, as described above, in which case the Squeeze-Out Period would satisfy the requirements of the Second Acceptance Period. The Squeeze-Out Period would not be an extension of the U.S. Offer pursuant to this U.S. Offer to Purchase. The Squeeze-Out Period would be an additional period of time during which U.S. Holders would be able to tender Ordinary Shares and holders of ADSs, wherever located, would be able to tender ADSs not previously tendered into the U.S. Offer during the Initial Acceptance Period or any Subsequent Offering Period. Takeda intends to publish the results of the Squeeze-Out Period within five (5) Business Days following the expiration of the Squeeze-Out Period. The publication with the results of the Squeeze-Out Period is subject to the FSMA’s prior approval. U.S. Holders of Ordinary Shares and holders of ADSs, wherever located, tendering their securities during the Squeeze-Out Period will have withdrawal rights during the Squeeze-Out Period with respect to such tendered securities. Takeda shall pay for Ordinary Shares and ADSs that were validly tendered and not withdrawn during the Squeeze-Out Period within ten (10) Business Days following the publication of the results of the Squeeze-Out Period, in accordance with Belgian law. Pursuant to Belgian law, at the conclusion of the Squeeze-Out, any Ordinary Shares (including Ordinary Shares represented by ADSs) not tendered in the U.S. Offer shall be deemed transferred to Takeda by operation of Belgian law for the Offer Price. The funds necessary to pay for such untendered Ordinary Shares will be deposited by the U.S. Share Tender Agent with the Bank for Official Deposits (Deposito- en Consignatiekas / Caisse des dépôts et consignations) in favor of the holders of Ordinary Shares (including Ordinary Shares represented by ADSs) who did not previously tender into the Squeeze-Out. Any Ordinary Shares not tendered during the Squeeze-Out Period (including Ordinary Shares withdrawn and not properly re-tendered) will nonetheless be transferred to Takeda by operation of Belgian law at the expiration of the Squeeze-Out Period.

If, following the expiration of the Initial Acceptance Period or any prior Subsequent Offering Period, Takeda (a) holds, as a result of the Offers, at least 95% of the outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) and (b) acquired at least 90% of the Ordinary Shares (including Ordinary Shares represented by ADSs) that are the subject of the Offers, any holder of Ordinary Shares (including Ordinary Shares represented by ADSs) who has not tendered such Ordinary Shares (including Ordinary Shares represented by ADSs) can obligate Takeda to acquire such Ordinary Shares (including Ordinary Shares represented by ADSs) at the Offer Price (the “Sell-Out”). A holder of Ordinary Shares (including Ordinary Shares represented by ADSs)

can exercise its Sell-Out right by requesting payment from Takeda for such Ordinary Shares (including Ordinary Shares represented by ADSs) within three (3) months of the last to expire of the Initial Expiration Date or any Subsequent Offering Period, as applicable, by registered mail with acknowledgment of receipt. If a holder of Ordinary Shares (including Ordinary Shares represented by ADSs) exercises its Sell-Out right, Takeda shall inform the FSMA of such request, the purchases Takeda makes as a result of the Sell-Out and the price it pays for such purchases.

However, pursuant to the terms of the Transaction Agreement, if Takeda (a) holds, as a result of the Offers, at least 95% of the outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) and (b) acquired at least 90% of the Ordinary Shares (including Ordinary Shares represented by ADSs) that are the subject of the Offers, Takeda is required to proceed with the Squeeze-Out, rendering the Sell-Out unnecessary.

See Section 1 — “Terms of the Offer.”

If I accept the U.S. Offer, how will I get paid?

If the Conditions to the Offers are satisfied (or waived, as applicable) and we accept your validly tendered Ordinary Shares and/or ADSs for payment, payment will be made by deposit of the aggregate Offer Price for the Ordinary Shares accepted in the U.S. Offer with the U.S. Share Tender Agent and ADSs accepted in the U.S. Offer with the U.S. ADS Tender Agent, as applicable. The U.S. ADS Tender Agent and the U.S. Share Tender Agent will each act as agent for tendering holders of ADSs and tendering U.S. Holders of Ordinary Shares, respectively, for the purpose of receiving payments from Takeda and transmitting payments to such holders.

See Section 1 – “Terms of the Offer – Material Terms – Squeeze-Out.”

See Section 2 — “Acceptance for Payment and Payment for Ordinary Shares and ADSs.”

Until what time may I withdraw previously tendered Ordinary Shares and/or ADSs?

You may withdraw your previously tendered Ordinary Shares and/or ADSs at any time before 10:00 a.m., New York City time, on the Initial Expiration Date or the date and time of the expiration of any Subsequent Offering Period, as applicable. If you hold your Ordinary Shares or ADSs through a broker or other security intermediary, you should be aware that such securities intermediaries may establish their own earlier cut-off times and dates for receipt of instructions to tender (or to withdraw, as applicable) to ensure that those instructions will be timely received by Euroclear Belgium, with respect to the Ordinary Shares, or The Depository Trust Company (“DTC”), with respect to the ADSs. U.S. Holders of Ordinary Shares and holders of ADSs are responsible for determining and complying with any such cut-off times and dates.

Your previously tendered Ordinary Shares may only be validly withdrawn by instructing your securities intermediary to submit, on your behalf, a properly completed Share Withdrawal Letter to the U.S. Share Tender Agent in accordance with the instructions contained therein and in this U.S. Offer to Purchase.    Your previously tendered ADSs may only be validly withdrawn by instructing your securities intermediary to provide, on your behalf, a notice of withdrawal to the U.S. ADS Tender Agent and, in turn, the U.S. ADS Tender Agent will comply with the procedures of DTC (as defined below) with respect to withdrawals of ADSs and in accordance with the instructions contained in this U.S. Offer to Purchase.

It is important to note that the ability of a U.S. Holder of Ordinary Shares and a holder of ADSs to withdraw any Ordinary Shares or ADSs is limited to those tendered in a particular relevant offering period.    Thus, for example, any ADSs tendered into the Initial Acceptance Period and not properly withdrawn before the Initial Expiration Date, cannot be withdrawn in the Second Acceptance Period or any other Subsequent Offering Period.

See Section 4 — “Withdrawal Rights.”

Has the U.S. Offer been recommended by the TiGenix Board?

Yes. The TiGenix Board has unanimously recommended that holders of Securities accept the Offers and tender their Securities to Takeda pursuant to the Offers, as applicable.

The reasons for the TiGenix Board’s recommendation that holders of Securities accept the offers and tender their Securities to Takeda pursuant to the offers will be set forth in TiGenix’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that will be mailed to you together with this U.S. Offer to Purchase. You should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-headings “Background” and “Reasons for the Recommendation.”

What will happen to my Warrants in the U.S. Offer?

The U.S. Offer is being made only for Ordinary Shares held by U.S. Holders and ADSs held by all holders, wherever located. Holders of Warrants and non-U.S. Holders of Ordinary Shares may only tender their Warrants and Ordinary Shares through the Belgian Offer.

See Section 14 — “Summary of the Transaction Agreement and Related Agreements.”

What is the market value of my Ordinary Shares and/or ADSs as of a recent date?

On April 26, 2018, the last practicable trading day before publication of the Belgian Offer prospectus, the closing price of Ordinary Shares reported on the Euronext was €1.76 per Ordinary Share (or U.S. $2.13 (source of exchange rate: Factset)). On April 26, 2018, the most recent practicable trading day before publication of this U.S. Offer to Purchase, the closing price of Ordinary Shares reported on the Euronext was €1.76 per Ordinary Share (or U.S. $2.13 (source of exchange rate: the Factset)).

On April 26, 2018, the last practicable trading day before publication of the Belgian Offer prospectus, the closing price of ADSs reported on the Nasdaq was U.S. $42.60 per ADS (which when divided by twenty (20), to represent twenty Ordinary Shares for every ADS, is approximately U.S. $2.13 per Ordinary Share). On April 26, 2018, the most recent practicable trading day before publication of this U.S. Offer to Purchase, the closing price of ADSs reported on the Nasdaq was U.S. $42.60 per ADS (which when divided by twenty (20), to represent twenty Ordinary Shares for every ADS, is approximately U.S. $2.13 per Ordinary Share).

See Section 6 — “Price Range of Ordinary Shares and ADSs.”

Will I have appraisal rights in connection with the U.S. Offer?

No appraisal rights will be available to you in connection with the U.S. Offer. Belgian corporations’ law does not provide for statutory appraisal rights in the case of a tender offer.

Whom should I contact if I have questions about the U.S. Offer?

You may contact Georgeson LLC, the U.S. Information Agent, toll free at +1 (866) 391-6921 or by email at TIG-offer@georgeson.com. See the back cover of this U.S. Offer to Purchase for additional contact information.

x

TO ALL HOLDERS OF ORDINARY SHARES WHO ARE U.S. HOLDERS AND

ALL HOLDERS, WHEREVER LOCATED, OF AMERICAN DEPOSITARY SHARES REPRESENTING ORDINARY SHARES

OF

TIGENIX NV

INTRODUCTION

Takeda Pharmaceutical Company Limited, a company organized under the laws of Japan, (“Takeda”) is offering to purchase:

•	up to 100% of the publicly-held ordinary shares (such shares collectively, the “Ordinary Shares” and each an “Ordinary Share”) of TiGenix NV, a limited liability company (naamloze vennootschap / société anonyme) incorporated and existing under the laws of Belgium (“TiGenix”), which amount shall be deemed to include such additional Ordinary Shares as may be issued from time to time as a result of the exercise of Warrants (as defined below), but to exclude any Ordinary Shares that are owned by Takeda and its affiliates and Ordinary Shares as are represented by American Depositary Shares (such shares collectively, “ADSs” and each an “ADS”), that are held by U.S. holders (as that term is defined under instruction 2 to paragraphs (c) and (d) of Rule 14d-1 under the U.S. Securities Exchange Act of 1934, as amended) (the “Exchange Act”) (such holders collectively, “U.S. Holders” and each a “U.S. Holder”), and

•	up to 100% of the ADSs, with each ADS representing 20 Ordinary Shares, from all holders, wherever located, excluding ADSs owned by Takeda and its affiliates,

at a purchase price of €1.78 for each Ordinary Share (the “Price Per Ordinary Share”) and €35.60 for each ADS (the “Price Per ADS” and, together with the Price Per Ordinary Share, the “Offer Price”), in each case, in cash, without interest, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase, dated April 30, 2018 (the “U.S. Offer to Purchase”), and in the related Share Acceptance Letter, the related ADS Letter of Transmittal and the related Share Withdrawal Letter, as applicable. The Price Per Ordinary Share will be payable in Euros, while the Price Per ADS will be payable in U.S. dollars in the manner described in Section 2 — “Acceptance for Payment and Payment for Ordinary Shares and ADSs”.

TiGenix is a Belgian company having its registered office at Romeinse straat 12 box 2, 3001 Leuven, Belgium, registered with the Crossroads Bank of Enterprises under number 0471.340.123 (Register of Legal Entities Leuven), with the Ordinary Shares listed on Euronext Brussels (under ISIN-code BE0003864817), and the ADSs listed on the Nasdaq Global Select Market (the “Nasdaq”) (under ISIN-code US88675R1095).

Takeda is offering to purchase all Ordinary Shares, ADSs, warrants to subscribe for Ordinary Shares (the “Warrants” and each a “Warrant”, and together with the Ordinary Shares and ADSs, the “Securities”), in two separate, but concurrent and related, offers in Belgium (the “Belgian Offer”) and in the United States (“U.S.”) (the “U.S. Offer” or this “Offer”), respectively. The U.S. Offer and the Belgian Offer are referred to collectively as the “Offers.” Each of the Offers provides equivalent consideration for securities tendered, and each of the Offers is on substantially the same terms, except as further described herein (see Section 1 – “Terms of the Offer – Second Acceptance Period”). The U.S. Offer is open to all holders of ADSs, wherever located, and to all U.S. Holders of Ordinary Shares. The Belgian Offer is open to all holders of Ordinary Shares and to all holders of Warrants, wherever located. Holders of Ordinary Shares that are not U.S. Holders and holders of Warrants, wherever located, may not use this U.S. Offer to Purchase, and may only tender their Ordinary Shares and Warrants into the Belgian Offer. A separate prospectus, for use by holders of the Ordinary Shares and Warrants, wherever located, is being published concurrently in Belgium after having been approved by the Belgian

Financial Services and Markets Authority (the “FSMA”), as required under Belgian law (including any related Belgian Offer documents, the “Belgian Offer Documents”). The Offers are being made pursuant to an Offer and Support Agreement between Takeda and TiGenix, dated as of January 5, 2018 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Transaction Agreement”).

The Price Per ADS will be paid in U.S. dollars in the manner described in Section 2 — “Acceptance for Payment and Payment for Ordinary Shares and ADSs”. Holders of ADSs should be aware that fluctuations in the Euro to U.S. dollar exchange rate will cause the value of the cash consideration to be paid to them in respect of their ADSs to change accordingly. All payments to tendering holders of ADSs or U.S. Holders of Ordinary Shares pursuant to the U.S. Offer will be rounded to the nearest whole cent. Under no circumstances will interest be paid on the Offer Price, regardless of any extension of the U.S. Offer or any delay in making payment for the Ordinary Shares held by U.S. Holders or the ADSs.

TiGenix is required to file a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) advising holders of ADSs and U.S. Holders of Ordinary Shares to accept or reject the tender offer or to take other action with respect to the tender offer and, if so, describe the other action recommended. Holders of ADSs and U.S. Holders of Ordinary Shares should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-headings “Background” and “Reasons for the Recommendation.”

The obligation of Takeda to accept for payment and pay for Ordinary Shares held by U.S. Holders and ADSs validly tendered (and not withdrawn) pursuant to the U.S. Offer is subject to the satisfaction of the following Conditions to the Offers (as defined below) (as further described in Section 15 - “Conditions to the Offers”): (i) the Minimum Acceptance Condition (as defined below), and (ii) the absence of a Material Adverse Effect (as such term is defined in the Transaction Agreement). There is no financing condition to the Offers.

The U.S. Tender Offer

1.	Terms of the Offer.

Transaction Background

The Offers are being made pursuant to the Transaction Agreement. Under the Transaction Agreement, subject to the satisfaction or waiver of certain conditions, among other things, Takeda agreed to launch a public tender offer for all the Securities on the terms and subject to the conditions described therein. The Price Per ADS will be paid in U.S. dollars in the manner described in Section 2 — “Acceptance for Payment and Payment for Ordinary Shares and ADSs”.

For a summary of the principal terms, conditions and covenants of the U.S. Offer, see Section 14 – “The U.S. Tender Offer -Summary of the Transaction Agreement and Related Agreements.” Please also see Section 12 – “The U.S. Tender Offer - Background of the Offers” for further information.

Dual Offer Structure

Takeda commenced two (2) tender offers: (i) the U.S. Offer, which is open to all U.S. Holders of Ordinary Shares and all holders of ADSs, wherever located, and (ii) the Belgian Offer, which is open to all holders of Ordinary Shares and Warrants, wherever located.

The Belgian Offer is a voluntary and conditional takeover bid made by Takeda in accordance with the Act of April 1, 2007 on takeover bids and Chapter II of the Royal Decree of April 27, 2007 on takeover bids. The Belgian Offer covers all Ordinary Shares and Warrants, held by holders wherever located, but does not cover ADSs. In accordance with Rule 14d-1 of the Exchange Act, Takeda must permit U.S. Holders of Ordinary Shares to participate in the transaction on terms at least as favorable as those offered in Belgium. After calculating U.S. ownership of Ordinary Shares and ADSs as of January 30, 2018, which date is between sixty (60) days prior to and thirty (30) days after the public announcement of the U.S. Offer), Takeda determined that U.S. Holders held at such time more than 10% but less than 40% of the then outstanding Ordinary Shares (including Ordinary Shares represented by ADSs). Therefore, the U.S. Offer is eligible for certain Tier II exemptions under Rule 14d-1(d) of the Exchange Act, including the commencement of a separate tender offer in the U.S. for U.S. holders of Ordinary Shares and all holders of ADSs, wherever located.

Holders of Ordinary Shares that are not U.S. Holders may not tender their Ordinary Shares into the U.S. Offer, but may tender their Ordinary Shares into the Belgian Offer. For additional information on how to tender into the Belgian Offer, please contact the U.S. Information Agent at the address and telephone number set forth on the back cover of this U.S. Offer to Purchase.

The Price Per Ordinary Share offered pursuant to the Belgian Offer is the same as the Price Per Ordinary Share offered pursuant to this U.S. Offer to Purchase.

Material Terms

Consideration and Payment

In this U.S. Offer to Purchase, Takeda is offering to pay €1.78 for each Ordinary Share and €35.60 for each ADS, in each case, in cash, without interest, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase. The Price Per Ordinary Share will be paid in Euros, while the Price Per ADS will be paid in U.S. dollars in the manner described in Section 2 — “Acceptance for Payment and Payment for Ordinary Shares and ADSs”. Holders of ADSs should be aware that fluctuations in the Euro to U.S. dollar exchange rate will cause the value of the cash consideration to be paid to them in respect of their ADSs to change accordingly. All payments to tendering holders of ADSs or U.S. Holders of Ordinary Shares pursuant to the U.S Offer will be rounded to the nearest whole cent. Under no circumstances will interest be paid on the Offer Price, regardless of any extension of the U.S. Offer or any delay in making payment for the ADSs or the Ordinary Shares held by U.S. holders.

The U.S. Offer commenced on April 30, 2018 and will expire at 10:00 a.m., New York City time, on the Initial Expiration Date. The term “Initial Expiration Date” means May 31, 2018, unless the expiration of the U.S. Offer is extended to a subsequent date in accordance with U.S. and Belgian law, in which case the term “Initial Expiration Date” means the latest date to which the U.S. Offer is extended (the period of time from commencement through the Initial Expiration Date, the “Initial Acceptance Period”). U.S. Holders of Ordinary Shares and holders of ADSs, wherever located, tendering their securities during the Initial Acceptance Period will have withdrawal rights during the Initial Acceptance Period with respect to such tendered securities. Upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase, the related Share Acceptance Letter, the related ADS Letter of Transmittal and the related Share Withdrawal Letter, Takeda will accept for payment Ordinary Shares held by U.S. holders or ADSs that are validly tendered and not withdrawn before 10:00 a.m., New York City time, on the Initial Expiration Date. If you hold your Ordinary Shares or ADSs through a broker or other securities intermediary, you should be aware that such securities intermediaries may establish their own earlier cut-off times and dates for receipt of instructions to tender (or to withdraw, as applicable) to ensure that those instructions will be timely received by Euroclear Belgium, with respect to the Ordinary Shares, or The Depository Trust Company (“DTC”), with respect to the ADSs. U.S. Holders of Ordinary Shares and holders of ADSs are responsible for determining and complying with any applicable cut-off times and dates.

The Belgian Offer is currently scheduled to expire on May 31, 2018. If the Belgian Offer is extended in accordance with Belgian law, we currently intend to extend the U.S. Offer so that it will expire on the same day as, and simultaneous with, the Belgian Offer. In addition, if the U.S. Offer is extended in accordance with U.S. law, we currently intend to extend the Belgian Offer so that it will expire on the same day as, and simultaneous with, the U.S. Offer.

The results of the Initial Acceptance Period, and Takeda’s decision to terminate the Offers due to an unwaived failure of a Condition to the Offers, if applicable, will be published within five (5) Business Days following the Initial Expiration Date. The results of the Initial Acceptance Period will be published in one or more national Belgian and U.S. newspapers and will be published via press release in the U.S. and Belgium. This notice will also include a statement whether the Conditions to the Offers have been satisfied or waived, the number of Securities that Takeda will hold following acceptance of the Securities tendered into the Offers during the Initial Acceptance Period and the commencement date and time of the Second Acceptance Period (as defined below) and its duration. The publication with the results of the Initial Acceptance Period is subject to the FSMA’s prior approval.

Subsequent Offering Periods and Squeeze-Out

Following the Initial Acceptance Period, unless the Offers have been terminated, one or more subsequent offering periods will be provided, each as described further below (each a “Subsequent Offering Period”).

Second Acceptance Period

If all of the Conditions to the Offers are satisfied or waived, Takeda is contractually required under the Transaction Agreement to provide for a Subsequent Offering Period of at least ten (10) Business Days, during which U.S. Holders of Ordinary Shares and holders of ADSs, wherever located, in each case not previously tendered into the U.S. Offer prior to the expiration of the Initial Acceptance Period, may tender their Ordinary Shares and ADSs into the U.S. Offer (the “Second Acceptance Period”). With respect to the U.S. Offer, the Second Acceptance Period will commence immediately following the publication of the results of the Initial Acceptance Period. With respect to the Belgian Offer, the Second Acceptance Period will commence on the tenth (10th) Business Day following the publication of the results of the Initial Acceptance Period. The Second Acceptance Period, if applicable, would not be an extension of the U.S. Offer pursuant to this U.S. Offer to Purchase.

The Second Acceptance Period will be applicable to each of the U.S. Offer and the Belgian Offer and the expiration date of the Second Acceptance Period will be the same for each of the U.S. Offer and the Belgian Offer. U.S. Holders of Ordinary Shares and holders of ADSs, wherever located, tendering their securities during the Second Acceptance Period will have withdrawal rights during the Second Acceptance Period with respect to such tendered securities. Takeda is required to pay for Ordinary Shares and ADSs that are validly tendered and not withdrawn during the Second Acceptance Period within ten (10) Business Days following the publication of the results of the Second Acceptance Period (which publication shall occur within five (5) Business Days following the expiration of the Second Acceptance Period). The publication with the results of the Second Acceptance Period is subject to the FSMA’s prior approval.

Mandatory Subsequent Offering Period

If, following the expiration of the Initial Acceptance Period or following the expiration of the Second Acceptance Period, Takeda holds, as a result of the Offers, at least 90% of the outstanding Ordinary Shares (including Ordinary Shares represented by ADSs), Takeda must provide for a subsequent offering period of at least five (5) Business Days and no more than fifteen (15) Business Days (the “Mandatory Subsequent Offering Period”). The Mandatory Subsequent Offering Period will commence immediately following the publication of the results of the Initial Acceptance Period or Second Acceptance Period, as applicable. Such results will be published within five (5) Business Days following the Initial Expiration Date or following the date and time of the expiration of the Second Acceptance Period. If the Mandatory Subsequent Offering Period were required to be undertaken following the Initial Acceptance Period, Takeda will commence such Mandatory Subsequent Acceptance Period in accordance with the timing of the Second Acceptance Period, as described above, in which case such Mandatory Subsequent Offering Period would satisfy the requirements of the Second Acceptance Period. The Mandatory Subsequent Offering Period, if applicable, would not be an extension of the U.S. Offer pursuant to this U.S. Offer to Purchase. The Mandatory Subsequent Offering Period would be an additional period of time during which U.S. Holders would be able to tender Ordinary Shares and holders of ADSs, wherever located, would be able to tender ADSs not previously tendered into the U.S. Offer prior to 10:00 a.m., New York City time, on the Initial Expiration Date or prior to the date and time of the expiration of the Second Acceptance Period, as applicable. U.S. Holders of Ordinary Shares and holders of ADSs, wherever located, tendering their securities during the Mandatory Subsequent Offering Period will have withdrawal rights during the Mandatory Subsequent Offering Period with respect to such tendered securities.    If the Mandatory Subsequent Offering Period is provided, Takeda shall pay for Ordinary Shares and ADSs that are validly tendered and not withdrawn during the Mandatory Subsequent Offering Period within ten (10) Business Days following the publication of the results of the Mandatory Subsequent Offering Period, in accordance with Belgian law. The publication with the results of the Mandatory Subsequent Offering Period is subject to the FSMA’s prior approval.

If, following a Mandatory Subsequent Offering Period, Takeda holds, as a result of the Offers, less than 95% of the outstanding Ordinary Shares (including Ordinary Shares represented by ADSs), Takeda may, in its sole discretion, and subject to certain restrictions under Belgian law, elect to provide for one or more additional Subsequent Offering Period(s) of at least five (5) Business Days in the same manner and timing as the Mandatory Subsequent Offering Period (each a “Voluntary Subsequent Offering Period”). However, we also note that under Belgian law the period starting from the first day of the Initial Acceptance Period until the last day of any Subsequent Offering Period(s) other than the Mandatory Subsequent Offering Period or Squeeze-Out Period (as defined below), cannot exceed ten (10) weeks, making it unlikely that a Voluntary Subsequent Offering Period will be provided following the Second Acceptance Period or the Mandatory Subsequent Offering Period.

Squeeze-Out

If, following the expiration of the Initial Acceptance Period or any prior Subsequent Offering Period, as applicable, Takeda (a) holds, as a result of the Offers, at least 95% of the outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) and (b) acquired at least 90% of the Ordinary Shares that are the subject of the Offers, Takeda will, in accordance with Belgian law, and is required under the Transaction Agreement to, proceed with a simplified squeeze-out (the “Squeeze-Out”), organized as an additional Subsequent Offering Period (the “Squeeze-Out Period”). During the Squeeze-Out Period, holders of Ordinary Shares or ADSs would be able to tender Ordinary Shares and ADSs not previously tendered into the U.S. Offer prior to the expiration of the Initial Acceptance Period or any Subsequent Offering Period, under the same conditions as in such previous periods and at the Offer Price.

Under Belgian law, the Squeeze-Out must be commenced within three (3) months following the expiration of the Initial Acceptance Period or any prior Subsequent Offering Period, as applicable, and must remain open for at least fifteen (15) Business Days. However, it is expected that, if the thresholds for a Squeeze-Out are met under applicable Belgian law, Takeda will commence a Squeeze-Out Period immediately following the publication of the results of the Initial Acceptance Period or prior Subsequent Offering Period, as applicable. If the Squeeze-Out could be undertaken following the Initial Acceptance Period, Takeda will commence the Squeeze-Out Period in accordance with the timing of the Second Acceptance Period, as described above, in which case the Squeeze-Out Period would satisfy the requirements of the Second Acceptance Period. The Squeeze-Out Period would not be an extension of the U.S. Offer pursuant to this U.S. Offer to Purchase. The Squeeze-Out Period would be an additional period of time during which U.S. Holders would be able to tender Ordinary Shares and holders of ADSs, wherever located, would be able to tender ADSs not previously tendered into the U.S. Offer during the Initial Acceptance Period or any Subsequent Offering Period. Takeda intends to publish the results of the Squeeze-Out Period within five (5) Business Days following the expiration of the Squeeze-Out Period. The publication with the results of the Squeeze-Out Period is subject to the FSMA’s prior approval. U.S. Holders of Ordinary Shares and holders of ADSs, wherever located, tendering their securities during the Squeeze-Out Period will have withdrawal rights during the Squeeze-Out Period with respect to such tendered securities. Takeda shall pay for Ordinary Shares and ADSs that were validly tendered and not withdrawn during the Squeeze-Out Period within ten (10) Business Days following the publication of the results of the Squeeze-Out Period, in accordance with Belgian law. Pursuant to Belgian law, at the conclusion of the Squeeze-Out, any Ordinary Shares (including Ordinary Shares represented by ADSs) not tendered in the U.S. Offer shall be deemed transferred to Takeda by operation of Belgian law for the Offer Price. The funds necessary to pay for such untendered Ordinary Shares will be deposited by the U.S. Share Tender Agent with the Bank for Official Deposits (Deposito- en Consignatiekas / Caisse des dépôts et consignations) in favor of the holders of Ordinary Shares (including Ordinary Shares represented by ADSs) who did not previously tender into the Squeeze-Out. Any Ordinary Shares not tendered during the Squeeze-Out Period (including Ordinary Shares withdrawn and not properly re-tendered) will nonetheless be transferred to Takeda by operation of Belgian law at the expiration of the Squeeze-Out Period.

Sell-Out Rights

If, following the expiration of the Initial Acceptance Period or any prior Subsequent Offering Period, Takeda (a) holds, as a result of the Offers, at least 95% of the outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) and (b) acquired at least 90% of the Ordinary Shares (including Ordinary Shares represented by ADSs) that are the subject of the Offers, any holder of Ordinary Shares (including Ordinary Shares represented by ADSs) who has not tendered such Ordinary Shares (including Ordinary Shares represented by ADSs) can obligate Takeda to acquire such Ordinary Shares (including Ordinary Shares represented by ADSs) at the Offer Price (the “Sell-Out”). A holder of Ordinary Shares (including Ordinary Shares represented by ADSs) can exercise its Sell-Out right by requesting payment from Takeda for such Ordinary Shares (including Ordinary Shares represented by ADSs) within three (3) months of the last to expire of the Initial Expiration Date or any Subsequent Offering Period, as applicable, by registered mail with acknowledgment of receipt. If a holder of Ordinary Shares (including Ordinary Shares represented by ADSs) exercises its Sell-Out right, Takeda shall inform the FSMA of such request, the purchases Takeda makes as a result of the Sell-Out and the price it pays for such purchases.

However, pursuant to the terms of the Transaction Agreement, if Takeda (a) holds, as a result of the Offers, at least 95% of the outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) and (b) acquired at least 90% of the Ordinary Shares (including Ordinary Shares represented by ADSs) that are the subject of the Offers, Takeda is required to proceed with the Squeeze-Out, rendering the Sell-Out unnecessary.

Withdrawal Rights

The U.S. Offer provides for withdrawal rights as required by U.S. securities laws. Therefore, you will be able to withdraw any tendered Ordinary Shares or ADSs, in accordance with the procedures set forth in Section 4 — “Withdrawal Rights” before 10:00 a.m., New York City time, on the Initial Expiration Date (or prior to the date and time of the expiration of any Subsequent Offering Period). After this time on the Initial Expiration Date (or after the date and time of the expiration of any Subsequent Offering Period), your withdrawal rights will be suspended and, subsequently upon our acceptance of your Ordinary Shares or ADSs for payment, your withdrawal rights will terminate. Therefore, you may not have an opportunity after 10:00 a.m., New York City time, on the Initial Expiration Date (or at the date and time of the expiration of any Subsequent Offering Period) to exercise your withdrawal rights prior to their termination. It is important to note that the ability of a U.S. Holder of Ordinary Shares and a holder of ADSs to withdraw any Ordinary Shares or ADSs is limited to those tendered in a particular relevant offering period. Thus, for example, any ADSs tendered into the Initial Acceptance Period and not properly withdrawn before the Initial Expiration Date, cannot be withdrawn in the Second Acceptance Period or any other Subsequent Offering Period.

For more information on withdrawal rights, see Section 4 —”Withdrawal Rights.”

The distribution of this U.S. Offer to Purchase may, in some jurisdictions, be restricted by law. This Offer to Purchase is not an offer to purchase securities and it is not a solicitation of an offer to sell securities, nor shall there be any sale or purchase of securities pursuant hereto, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful.

2.	Acceptance for Payment and Payment for Ordinary Shares and ADSs.

Takeda is offering to pay the Offer Price upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase. The Price Per ADSs is payable for ADSs in the equivalent amount of U.S. dollars based on the U.S. dollar spot rate against the euro exchange rate on the nearest practicable day to the applicable payment date. Accordingly, the actual amount of U.S. dollars received by an ADS holder tendering into the U.S. Offer will vary compared with the Price Per Ordinary Share and compared with the price paid for the Initial Acceptance Period or Subsequent Offering Period. Holders of ADSs should be aware that fluctuations in the Euro to U.S. dollar exchange rate will cause the value of the cash consideration to be paid to them in respect of their ADSs to change accordingly.

Under no circumstances will interest be paid by us on the Offer Price, regardless of any delay in making such payments. All payments to tendering U.S. Holders of Ordinary Shares or holders of ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent.

Upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase, the related Share Acceptance Letter, the related ADS Letter of Transmittal and the related Share Withdrawal Letter, Takeda will accept for payment all Ordinary Shares held by U.S. Holders and all ADSs validly tendered, and not properly withdrawn, before 10:00 a.m., New York City time, on the Initial Expiration Date or the date and time of the expiration of any Subsequent Offering Period. The results of the Initial Acceptance Period or any Subsequent Offering Period shall be published within five (5) Business Days following the expiration of the Initial Acceptance Period or following the date and time of the expiration of the applicable Subsequent Offering Period. Takeda will pay for such Ordinary Shares and ADSs within ten (10) Business Days following the publication of the results of the Offer following the Initial Expiration Date or any Subsequent Offering Period, as applicable, provided that, for acceptance and payment for Ordinary Shares and ADSs tendered during the Initial Acceptance Period, all of the Conditions to the Offers described in Section 15 — “Conditions to the Offers” shall have been satisfied or waived.

In all cases, payment for Ordinary Shares and ADSs accepted for payment pursuant to the U.S. Offer will be made only after timely receipt of the required documents by the U.S. Share Tender Agent (as defined below) or the U.S. ADS Tender Agent (as defined below), as applicable, in accordance with the procedures set forth in Section 3 — “Procedures for Accepting the U.S. Offer and Tendering Ordinary Shares and/or ADSs.”

We expressly reserve the right to delay acceptance for payment of, or payment for, the Ordinary Shares and ADSs in order to comply, in whole or in part, with any applicable laws or regulations. Any such delays will be effected in compliance with Section 14e-1(c) under the Exchange Act, which obligates a bidder to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer.

In the U.S. Offer, BNP Paribas Fortis NV/SA (the “U.S. Share Tender Agent”) will act as your agent for the purpose of receiving payments from us for your tendered Ordinary Shares. The U.S. Share Tender Agent will pay the U.S holder’s custodian credit institution or financial services institution (each, a “Custodian Institution”) that holds their Ordinary Shares. You will receive a check from the Custodian Institution for an amount equal to the aggregate Offer Price of your tendered Ordinary Shares that we have accepted for payment. If you hold Ordinary Shares through a broker or other securities intermediary, the U.S. Share Tender Agent will credit DTC, for allocation by DTC to your broker or other securities intermediary, with an amount equal to the Price Per Ordinary Share for your Ordinary Shares that we have accepted for payment.

In the U.S. Offer, Computershare, Inc. (the “U.S. ADS Tender Agent”) will act as your agent for the purpose of (i) receiving payments from us for your tendered ADSs and (ii) transmitting such payments to you. If you hold ADSs through a broker or other securities intermediary, the U.S. ADS Tender Agent will credit Cede & Co., as nominee for DTC, for allocation to your broker or other securities intermediary, with an amount equal to the Price Per ADS for your ADSs that we have accepted for payment.

Note that (i) the U.S. Share Tender Agent will act as agent for all tendering U.S. Holders of Ordinary Shares for the purpose of receiving payment from Takeda and transmitting payment to the tendering U.S. Holders of Ordinary Shares who tender such Ordinary Shares into the U.S. Offer and (ii) the U.S. ADS Tender Agent will act as your agent for all tendering holders of ADSs for the purpose of receiving payment from Takeda and transmitting payment to the tendering holders of ADSs who tender such ADSs into the U.S. Offer.

Accordingly, upon our deposit of the aggregate Offer Price with the U.S. Share Tender Agent and the U.S. ADS Tender Agent, as applicable, our obligation to make payment for the Ordinary Shares and ADSs will be satisfied, and holders that tender Ordinary Shares and ADSs in the U.S. Offer must thereafter look solely to the U.S. Share Tender Agent or the U.S. ADS Tender Agent, as applicable, for payment of net amounts owed to them by reason of the acceptance of Ordinary Shares and ADSs pursuant to the U.S. Offer.

If any Ordinary Shares or ADSs tendered by book-entry transfer are not purchased in the U.S. Offer, such Ordinary Shares or ADSs will be credited to the account of the tendering party with Euroclear Belgium, with respect to the Ordinary Shares, or DTC, with respect to the ADSs, without expense to the tendering holder of Ordinary Shares or ADSs, as promptly as practicable following the termination of the U.S. Offer or the Belgian Offer, as applicable.

3.	Procedures for Accepting the U.S. Offer and Tendering Ordinary Shares and/or ADSs.

Ordinary Shares

U.S. Share Tender Agent

Takeda has appointed BNP Paribas Fortis NV/SA as the U.S. Share Tender Agent to act as tender agent for the U.S. Holders of Ordinary Shares in connection with the U.S. Offer.

Acceptance of the U.S. Offer

U.S. Holders of Ordinary Shares may only accept the U.S. Offer by providing their Custodian Institution with the Share Acceptance Letter prior to 10:00 a.m., New York City time, on the Initial Expiration Date or prior to the date and time of the expiration of any Subsequent Offering Period.

Until transfer of the Ordinary Shares to the account of the U.S. Share Tender Agent at Euroclear Belgium following the Initial Expiration Date or following the date and time of the expiration of any Subsequent Offering Period, the Ordinary Shares specified in the Share Acceptance Letter will immediately be transferred to the securities account of the U.S. Share Tender Agent held at Euroclear Belgium.

The Share Acceptance Letter must be delivered to your relevant Custodian Institution prior to 10:00 a.m., New York City time, on the Initial Expiration Date or prior to the date and time of the expiration of any Subsequent Offering Period. If a Share Acceptance Letter has been delivered to your Custodian Institution prior to 10:00 a.m., New York City time, on the Initial Expiration Date or prior to the date and time of the expiration of any Subsequent Offering Period, the tender of the Ordinary Shares will be considered valid at 10:00 a.m., New York City time, on the second (2nd) Business Day following the Initial Expiration Date or following the date and time of the expiration of any Subsequent Offering Period. However, if you hold your Ordinary Shares or ADSs through a broker or other security intermediary, you should be aware that such securities intermediaries may establish their own earlier cut-off times and dates for receipt of instructions to tender (or to withdraw, as applicable) to ensure that those instructions will be timely received by Euroclear Belgium, with respect to the Ordinary Shares, or DTC, with respect to the ADSs. U.S. Holders of Ordinary Shares and holders of ADSs are responsible for determining and complying with any such cut-off times and dates. Any U.S. Holder of Ordinary Shares whose shares are in registered form will receive a letter evidencing their ownership of the number of Ordinary Shares and describing the procedure to be followed to deposit their duly completed and signed Share Acceptance Letter.

U.S. Holders of Ordinary Shares who wish to accept the U.S. Offer should contact their Custodian Institution with any questions about the technical aspects of the acceptance of the U.S. Offer and its settlement. The Custodian Institution will be informed separately about the procedures for the acceptance and settlement of the U.S. Offer.

Payment for Tendered Ordinary Shares in the U.S. Offer

The U.S. Share Tender Agent shall transfer the Offer Price for tendered Ordinary Shares via Euroclear Belgium to the relevant Custodian Institution. It is the respective Custodian Institution’s responsibility to transfer the Offer Price to the accepting U.S. Holder of Ordinary Shares.

ADSs

U.S. ADS Tender Agent

Takeda has appointed Computershare, Inc. as the U.S. ADS Tender Agent to act as tender agent for the holders of ADSs, wherever located, in connection with the U.S. Offer.

You may tender your ADSs by taking, or causing to be taken, the following actions prior to 10:00 a.m., New York City time, on the Initial Expiration Date or prior to the date and time of the expiration of any Subsequent Offering Period:

•	book-entry transfer of your ADSs into the account of the U.S. ADS Tender Agent at DTC, pursuant to the procedures described below; or

•	the delivery to the U.S. ADS Tender Agent, at one of its addresses set forth on the back cover of this U.S. Offer to Purchase, of either:

•	a properly completed and duly executed ADS Letter of Transmittal, or a facsimile copy with an original manual signature, with any required signature guarantees; or

•	an Agent’s Message (as defined below); or

•	a notice of guaranteed delivery or any other documents required by the ADS Letter of Transmittal properly transmitted to the U.S. ADS Tender Agent through the Automated Tender Offer Program at DTC (“ATOP”) or at one of its addresses set forth on the back cover of this U.S. Offer to Purchase.

Within two (2) Business Days after the date of this U.S. Offer to Purchase, the U.S. ADS Tender Agent will establish and maintain an account at DTC with respect to ADSs for purposes of the U.S. Offer. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of ADSs by causing DTC to transfer such ADSs into the account of the U.S. ADS Tender Agent in accordance with DTC’s procedure for the transfer. An “Agent’s Message” delivered in lieu of the ADS Letter of Transmittal is a message transmitted by DTC to, and received by, the U.S. ADS Tender Agent as part of a confirmation of a book-entry transfer. The message states that DTC has received an express acknowledgment from the DTC participant tendering ADSs that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that we may enforce such agreement against such participant.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on an ADS Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchange Medallion Program, or by any other “eligible guarantor institution” as defined under Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). Signatures on an ADS Letter of Transmittal need not be guaranteed (a) if the ADS Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the ADSs) of ADSs tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the ADS Letter of Transmittal or (b) if such ADSs are tendered for the account of an Eligible Institution.

Partial Tenders. If you wish to tender fewer than all ADSs evidenced by any ADRs delivered to the U.S. ADS Tender Agent, you must indicate this in the ADS Letter of Transmittal by completing the box entitled “Number of ADS(s) Tendered.”

Other Requirements. Notwithstanding any provision hereof, payment for ADSs accepted for payment pursuant to the U.S. Offer will in all cases be made only after timely receipt by the U.S. ADS Tender Agent of (a) a book-entry confirmation with respect to such ADSs; (b) an Agent’s Message; (c) an ADS Letter of Transmittal (or a manually executed copy thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the ADS Letter of Transmittal); or (d) any other documents required by the ADS Letter of Transmittal.

The method of delivery of ADSs, the ADS Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering holder. Delivery of all such documents will be deemed made only when actually received by the U.S. ADS Tender Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

General

Effects of Tender. By tendering your Ordinary Shares and/or ADSs, you represent and warrant that you have the power and authority to tender, sell, assign and transfer the Ordinary Shares and/or ADSs tendered and that, when and if the Ordinary Shares and/or ADSs are accepted for payment, Takeda will acquire good, marketable and unencumbered title to the tendered Ordinary Shares and/or ADSs, free and clear of all liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim or right. You also warrant that you will, upon request, execute and deliver any additional documents deemed by Takeda or its agents to be necessary or desirable to complete the sale, assignment and transfer of the tendered Ordinary Shares and/or ADSs.

By executing the Share Acceptance Letter or the ADS Letter of Transmittal, as applicable, you will irrevocably appoint us or our designees as your attorneys-in-fact and proxies. Our appointment, or that of our designees, will be to the full extent of your rights with respect to the Ordinary Shares and/or ADSs tendered by you and accepted for payment by Takeda or its designees. The appointment will be effective, and your voting rights will be affected, only when we accept for payment your tendered Ordinary Shares and/or ADSs in accordance with the terms of the U.S. Offer. Once we accept for payment your tendered Ordinary Shares and/or ADSs, the appointment will be irrevocable.

Upon the effectiveness of the appointment, all prior proxies given by you will be revoked without further action, and you will not be able to give powers of attorney, proxies or written consents with respect to the Ordinary Shares and/or ADSs tendered by you and accepted by us. Our designees will have the authority to exercise all of your voting and other rights at any meeting of TiGenix’s shareholders, by written consent in lieu of any such meeting or otherwise. Takeda reserves the right to require that, in order for your Ordinary Shares and/or ADSs to be deemed validly tendered, immediately upon Takeda’s acceptance of such Ordinary Shares and/or ADSs for payment, Takeda must be able to exercise all rights of ownership, including full voting and disposition rights, with respect to such Shares and/or ADSs.

Binding Agreement. The valid tender of Ordinary Shares and/or ADSs pursuant to one of the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the U.S. Offer. Our acceptance for payment of Ordinary Shares and/or ADSs, as described above, will constitute a binding agreement between the tendering security holder and us upon the terms and subject to the conditions of the U.S. Offer. Under no circumstances will interest be paid by us on the Offer Price, regardless of any extension of the U.S. Offer or any delay in making such payment.

Other Requirements. If the Share Acceptance Letter or any stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or other persons acting in a fiduciary or representative capacity, such persons should so indicate when signing. Proper evidence of authority to act must be submitted by such persons, although we may waive this requirement.

Your tender of Ordinary Shares and/or ADSs pursuant to any of the procedures described above will constitute your binding agreement with us to the terms and conditions of the U.S. Offer.

Determination of Validity. We will determine, in our sole discretion, all questions as to the validity, form and eligibility for payment of any tendered Ordinary Shares and/or ADSs. Our determination will be final and binding on the holders of Ordinary Shares and/or ADSs. We reserve the absolute right to reject any and all tenders that we determine are not in proper form or the acceptance for payment of, or payment for which may, in our opinion, be unlawful. We also reserve the right to waive any defect or irregularity in the tender of any Ordinary Shares and/or ADSs of any particular holder, whether or not similar defects or irregularities are waived in the case of other security holders. Unless otherwise waived by us, your tender of Ordinary Shares and/or ADSs will not be valid until all defects or irregularities have been cured or waived. None of Takeda, the U.S. Share Tender Agent, the U.S. ADS Tender Agent, the U.S. Information Agent or any other person will be under any duty to give notification of any defects or irregularities in the tender of any Ordinary Shares and/or ADSs, or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the U.S. Offer will be final and binding on the holders of Ordinary Shares and/or ADSs.

Guaranteed Delivery. If a holder of ADSs desires to tender ADSs pursuant to the U.S. Offer and cannot deliver such ADSs and all other required documents to the U.S. ADS Tender Agent prior to 10:00 a.m., New York City time, on the Initial Expiration Date, or such holder of ADSs cannot complete the procedure for delivery by book-entry transfer on a timely basis, such ADSs may nevertheless be tendered by transmitting a notice of guaranteed delivery to the U.S. ADS Tender Agent through ATOP.

The procedures for guaranteed delivery described in this U.S. Offer to Purchase may not be used during any Subsequent Offering Period or the Squeeze-Out Period. There will be no guaranteed delivery process available to tender Ordinary Shares during these periods.

4.	Withdrawal Rights.

Tenders of Ordinary Shares or ADSs made pursuant to the U.S. Offer are irrevocable except as otherwise provided in this Section 4 — “Withdrawal Rights.”

Subject to the satisfaction or waiver of the Conditions to the Offers, we expect to accept all Ordinary Shares or ADSs validly tendered and not withdrawn prior to 10:00 a.m., New York City time, on the Initial Expiration Date (or prior to the date and time of the expiration of any Subsequent Offering Period). You may withdraw your tender of Ordinary Shares or ADSs at any time before 10:00 a.m., New York City time, on the Initial Expiration Date (or prior to the date and time of the expiration of any Subsequent Offering Period) or such earlier cut-off time and date as your broker or other securities intermediary may specify, if applicable. You may also withdraw your tender of Ordinary Shares or ADSs prior to the expiration of the Squeeze-Out Period; however, any Ordinary Shares (including Ordinary Shares represented by ADSs) not tendered during the Squeeze-Out Period (including Ordinary Shares represented by ADSs withdrawn and not properly re-tendered) will be transferred to Takeda by operation of Belgian law at the expiration of the Squeeze-Out Period.

For a withdrawal of Ordinary Shares to be effective, you must (i) have previously validly tendered your Ordinary Shares and (ii) instruct that your broker or securities intermediary properly complete the Share Withdrawal Letter on your behalf and send it to the U.S. Share Tender Agent in accordance with the instructions contained therein and in this U.S. Offer to Purchase.

For a withdrawal of ADSs to be effective, you must (i) have previously validly tendered your ADSs and (ii) instruct that your broker or securities intermediary provide the U.S. ADS Tender Agent with a notice of withdrawal on your behalf. In turn, the U.S. ADS Tender Agent will comply with the procedures of DTC with respect to withdrawal of ADSs and in accordance with the instructions contained in this U.S. Offer to Purchase.

The notice of withdrawal must be received before 10:00 a.m., New York City time, on the Initial Expiration Date (or prior to the date and time of the expiration of any Subsequent Offering Period, as applicable), or such earlier cut-off time and date as your broker or other securities intermediary may specify, if applicable.

Any notice of withdrawal must specify:

•	the name of the person who tendered Ordinary Shares or ADSs to be withdrawn;

•	the number of Ordinary Shares or ADSs to be withdrawn; and

•	the name of the registered holder of the Ordinary Shares or ADSs to be withdrawn, if different from that of the person who tendered such Ordinary Shares or ADSs.

If you are a beneficial holder of Ordinary Shares or ADSs and your broker or other securities intermediary has tendered Ordinary Shares or ADSs on your behalf through Euroclear Belgium, with respect to the Ordinary Shares, or DTC, with respect to the ADSs, as set forth in Section 3 — “Procedures for Accepting the U.S. Offer and Tendering Ordinary Shares and/or ADSs,” the notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Ordinary Shares or ADSs.

You may not rescind a notice of withdrawal, and withdrawn Ordinary Shares or ADSs will not be validly tendered for purposes of the U.S. Offer. However, you may re-tender withdrawn Ordinary Shares or ADSs at any time before 10:00 a.m., New York City time, on the Initial Expiration Date (or prior to the date and time of the expiration of any Subsequent Offering Period, as applicable), by following the procedures for tendering described above in Section 3 —“Procedures for Accepting the U.S. Offer and Tendering Ordinary Shares and/or ADSs.” After this time on the Initial Expiration Date (or at the date and time of the expiration of any Subsequent Offering Period, as applicable), your withdrawal rights will be suspended and, subsequently upon our acceptance of your Ordinary Shares or ADSs for payment, your withdrawal rights will terminate. Therefore, you may not have an opportunity after 10:00 a.m., New York City time, on the Initial Expiration Date (or after the date and time of the expiration of any Subsequent Offering Period, as applicable) to exercise your withdrawal rights prior to their termination.

It is important to note that the ability of a U.S. Holder of Ordinary Shares and a holder of ADSs to withdraw any Ordinary Shares or ADSs is limited to those tendered in a particular relevant offering period.    Thus, for example, any ADSs tendered into the Initial Acceptance Period and not properly withdrawn before the Initial Expiration Date, cannot be withdrawn in the Second Acceptance Period or any other Subsequent Offering Period.

All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, subject to applicable law, which determination shall be final and binding. None of Takeda, TiGenix, the U.S. Share Tender Agent, the U.S ADS Tender Agent, the U.S. Information Agent or any other person, will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Certain Tax Consequences.

Certain U.S. Federal Income Tax Consequences of the U.S. Offer

The following is a summary of certain U.S. federal income tax consequences of the tender of Ordinary Shares or ADSs by a U.S. Holder (as defined below) pursuant to the U.S. Offer. This summary is based on the existing tax law under the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, applicable U.S. Treasury Regulations promulgated thereunder, administrative rulings and court decisions, all as in effect as of the date hereof, and any of which may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

This summary is limited to U.S. Holders who hold Ordinary Shares or ADSs as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary is not a complete description of all of the U.S. federal income tax consequences of the tender of Ordinary Shares or

ADSs, and, in particular, may not address U.S. federal income tax consequences applicable to persons subject to special treatment under U.S. federal income tax law, including, for example, brokers, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations (including private foundations), insurance companies, banks, thrifts and other financial institutions, real estate investment trusts, regulated investment companies, persons that hold an interest in an entity that holds Ordinary Shares or ADSs, persons that own, or have owned, directly, indirectly or constructively, 10% or more (by vote or value) of TiGenix’s equity, persons that hold Ordinary Shares or ADSs as part of a hedge, wash sale, straddle, constructive sale, conversion transaction or other integrated transaction for U.S. federal income tax purposes, entities treated as partnerships for U.S. federal income tax purposes and holders of interests therein, persons whose functional currency is not the U.S. dollar and certain former citizens or long-term residents of the U.S., all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any aspect of any non-U.S., state, local or estate or gift taxation, any alternative minimum tax consequences or the Medicare contribution tax on certain net investment income. Each holder of Ordinary Shares or ADSs is urged to consult its tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of the tender of Ordinary Shares or ADSs pursuant to the U.S. Offer.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of Ordinary Shares or ADSs, the U.S. federal income tax treatment of a partner will depend on the status of the partner and the activities of the partnership. A partner of a partnership that is the beneficial owner of Ordinary Shares or ADSs should consult the partner’s tax advisor regarding the U.S. federal income tax treatment to such partner of the tender of Ordinary Shares or ADSs pursuant to the U.S. Offer.

For purposes of this section only, a “U.S. Holder” is a beneficial owner of Ordinary Shares or ADSs that is, for U.S. federal income tax purposes, (1) a citizen or individual resident of the U.S., (2) a corporation, or entity treated as a corporation, organized in or under the laws of the U.S. or any state thereof or the District of Columbia, (3) a trust that (i) is subject to (a) the primary supervision of a court within the U.S. and (b) the authority of one or more U.S. persons to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person or (4) an estate that is subject to U.S. federal income tax on its income regardless of its source.

Tender of Ordinary Shares or ADSs Pursuant to the U.S. Offer

A U.S. Holder that tenders Ordinary Shares or ADSs pursuant to the U.S. Offer generally will recognize capital gain or loss, for U.S. federal income tax purposes, in an amount equal to the difference, if any, between (i) the U.S. dollar value of the cash received in the U.S. Offer and (ii) the U.S. dollar value of the U.S. Holder’s adjusted tax basis in the Ordinary Shares or ADSs exchanged therefor. U.S. Holders of Ordinary Shares or ADSs must calculate gain or loss separately for each block of Ordinary Shares or ADSs exchanged (that is, Ordinary Shares or ADSs acquired at the same cost in a single transaction).

A U.S. Holder’s adjusted tax basis in an Ordinary Share or ADS generally will equal the amount paid therefor. In the case of an Ordinary Share purchased for foreign currency, the cost of such Ordinary Share to a U.S. Holder will be the U.S. dollar value of the Offer Price in such foreign currency on the date of purchase. In the case of an equity security (like the Ordinary Shares) that is traded on an established securities market, a cash basis U.S. Holder (and, if it so elects, an accrual basis U.S. Holder) determines the U.S. dollar value of the cost of such Ordinary Share by translating the amount paid at the spot rate of exchange on the settlement date of the purchase.

Subject to the passive foreign investment company (“PFIC”) rules discussed below, any gain or loss on the tender of Ordinary Shares or ADSs pursuant to the U.S. Offer will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder held the Ordinary Shares or ADSs for more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders generally are eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations for U.S. federal income tax purposes.

Assuming that Takeda pursues a Squeeze-Out following the consummation of the Offers, the tax consequences to a U.S. Holder that does not tender Ordinary Shares or ADSs pursuant to the U.S. Offer and whose Ordinary Shares or ADSs are exchanged for cash pursuant to the Squeeze-Out generally will be the same as those discussed herein.

Passive Foreign Investment Company Rules

A U.S. Holder may be subject to adverse U.S. federal income tax rules in respect of a disposition of Ordinary Shares or ADSs pursuant to the U.S. Offer if TiGenix were classified as a PFIC for any taxable year during which such U.S. Holder held Ordinary Shares or ADSs and did not have certain elections in effect. In general, a foreign corporation will be a PFIC for any taxable year in which (1) 75% or more of its gross income constitutes “passive income” or (2) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, “passive income.” For this purpose, “passive income” is defined to include income of the kind which would be foreign personal holding company income under Section 954(c) of the Code, and generally includes interest, dividends, rents, royalties and certain gains.

If TiGenix were treated as a PFIC for any taxable year during which a U.S. Holder held Ordinary Shares or ADSs, certain adverse consequences could apply to the U.S. Holder, unless certain elections that may mitigate such adverse consequences have been made (including a mark-to-market election). Specifically, gain recognized by a U.S. Holder on the tender of its Ordinary Shares or ADSs pursuant to the U.S. Offer would be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares or ADSs. The amounts allocated to the taxable year of the exchange and to any year before TiGenix was a PFIC would be taxed as ordinary income in the current year. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for such taxable year and an interest charge would be imposed on the amount allocated to such taxable year. These rules would apply to a U.S. Holder that held Ordinary Shares or ADSs during any year in which TiGenix was a PFIC, even if TiGenix was not a PFIC in the year in which the U.S. Holder tendered the Ordinary Shares or ADSs pursuant to the U.S. Offer. U.S. Holders should consult their tax advisors regarding (i) the tax consequences that would arise if TiGenix were treated as a PFIC for any year, (ii) any applicable information reporting requirements and (iii) the availability of any elections (including the mark-to-market election mentioned above) that may help mitigate the tax consequences to a U.S. Holder if TiGenix were a PFIC.

Information Reporting and Backup Withholding

Payments made to U.S. Holders pursuant to the U.S. Offer generally will be subject to information reporting and may be subject to backup withholding at the applicable rate (currently 24%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return a U.S. Internal Revenue Service (the “IRS”) Form W-9 (or applicable substitute form) certifying that such holder is a U.S. person, the taxpayer identification number provided is correct and such holder is not subject to backup withholding. Certain holders (including corporations) generally are exempt from backup withholding provided that they appropriately establish an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided that the required information is correctly and timely furnished to the IRS.

Certain Belgian Tax Consequences of the U.S. Offer

Belgian Resident individuals

For purposes of this section, a Belgian resident (“Belgian Resident”) is:

•	an individual subject to the Belgian personal income tax regime, i.e., an individual who resides in Belgium or has his seat of wealth in Belgium or who is assimilated to a resident in Belgium for the purposes of the Belgian income tax legislation;

•	a company subject to the Belgian corporate income tax regime, i.e., a company that has its registered seat, its main establishment or its seat of management or administration in Belgium and which is not excluded from the scope of application of the Belgian corporate income tax regime; or

•	a legal entity subject to the Belgian legal entities income tax regime, i.e., a legal entity which is not subject to the Belgian corporate income tax regime and which has its registered seat, its main establishment or its seat of management or administration in Belgium.

A non-resident is any person that is not a Belgian Resident (“Non-Resident”).

Capital gains realized by Belgian Resident individuals upon the disposal of Ordinary Shares that are part of their private estate are, in principle, not subject to personal income tax. Capital losses realized upon such disposal are not tax deductible.

Capital gains realized by Belgian Resident individuals on the disposal of Ordinary Shares are subject to income tax at a rate of 33%, plus local surcharges (varying between 0% and 9%), when such disposal is deemed to be speculative or is deemed to fall outside the scope of the normal management of one’s private estate. Capital losses realized upon such disposal are not tax deductible.

Capital gains realized by Belgian Resident individuals on the disposal of Ordinary Shares for consideration, outside the exercise of a professional activity, to a Non-Resident entity established outside the European Economic Area (“Non-EEA Entity”), are in principle taxable at a rate of 16.5% plus local surcharges (varying between 0% and 9%) if, at any time during the five (5) years preceding the disposal, the Belgian Resident individual has owned directly or indirectly, alone or with his/her spouse or with certain relatives, a substantial participation (i.e., a shareholding of more than 25% in TiGenix) (“Substantial Participation”). If the Belgian Resident individual transfers his Ordinary Shares under the Offers to a buyer who does not qualify as a Non-EEA Entity, this tax could still be triggered if the Ordinary Shares are transferred to a Non-EEA Entity at any time during a period of twelve (12) months following the disposal under the Offers.

Capital gains realized by Belgian Resident individuals who hold the Ordinary Shares within the framework of their professional activity are subject to the progressive personal income tax rates ranging from 25% to 50%, plus local surcharges (varying between 0% and 9%). The applicable rate is reduced to 16.5%, plus local surcharges (varying between 0% and 9%), if the Ordinary Shares have been held for more than five (5) years. Subject to certain conditions, a 10% rate (plus local surcharges varying between 0% and 9%) may also be available if the capital gain is realized in the framework of a full and final cessation of activity as of the age of 60 or a forced cessation. The capital losses realized upon such disposal are, in principle, tax deductible.

Belgian Resident companies

Belgian Resident companies are subject to corporate income tax at a general rate of 29%, increased with a crises surcharge of 2%. If the Belgian Resident company qualifies as small in the sense of article 15, §1-6 of the Companies Code and certain other conditions are met, a reduced rate of 20% (increased with a crisis surcharge of 2%) applies to the first bracket of EUR 100,000 of taxable income. The aforementioned rates have been introduced by the law of 25 December 2017 on the reform of corporate income tax and are applicable as from assessment year 2019 for taxable periods starting at the earliest on 1 January 2018. Changes to the duration of the financial year of a Belgian Resident company that were adopted on 26 July 2017 or on any later date, are ineffective with regard to the entry into force of these rates.

Capital gains realized by Belgian Resident companies upon the disposal of Ordinary Shares are tax exempt provided that:

•	TiGenix meets the subject-to-tax conditions as laid out in article 203 of the Belgian Income Tax Code (“BITC”);

•	the Belgian Resident company held a participation in TiGenix of at least 10% or with an acquisition value of EUR 2,500,000; and

•	the Belgian Resident company has held the Ordinary Shares in full legal ownership for an uninterrupted period of at least one (1) year.

This exemption is available for Belgian Resident companies irrespective of whether they are small or not in the sense of article 15, §1-6 of the Companies Code.

If only two of the abovementioned conditions are met, the capital gain is subject to income tax at a rate of 25%, increased with a crisis surcharge of 2%. The aforementioned reduced rate of 20% (increased with a crisis surcharge of 2%) may apply if the relevant conditions are met.

This capital gains regime has been introduced by the law of 25 December 2017 on the reform of corporate income tax and is applicable as from assessment year 2019 for taxable periods starting at the earliest on 1 January 2018. Changes to the length of the financial year of a Belgian Resident company that were adopted on 26 July 2017 or on any later date, are ineffective with regard to the entry into force of this regime.

Capital losses on Ordinary Shares incurred by Belgian Resident companies (both non-SMEs and SMEs) are not tax deductible.

Ordinary Shares held in the trading portfolio (handelsportefeuille / portefeuille commercial) of qualifying credit institutions, investment firms and management companies of collective investment undertakings which are subject to the Royal Decree of 23 September 1992 on the annual accounts of credit institutions, investment firms and management companies of collective investment undertakings (jaarrekening van de kredietinstellingen, de beleggingsondernemingen en de beheervennootschappen van instellingen voor collectieve belegging / comptes annuels des établissements de crédit, des entreprises d’investissement et des sociétés de gestion d’organismes de placement) are subject to a different regime. The capital gains on such Ordinary Shares are taxable at the ordinary corporate income tax rate and the capital losses on such Ordinary Shares are tax deductible. Internal transfers to and from the trading portfolio are assimilated to a realization.

Belgian Resident legal entities

Belgian Resident legal entities are, in principle, not taxed on the capital gains realized upon the disposal of Ordinary Shares.

Capital gains realized by a Belgian Resident legal entity upon the disposal for consideration of Ordinary Shares to Takeda may however under certain circumstances be subject to Belgian income tax at a rate of 16.5%, if the Belgian legal entity has held a Substantial Participation in TiGenix at any time during the five (5) years preceding the disposal.

Capital losses are not tax deductible.

Non-Resident individuals

Capital gains realized on the disposal of Ordinary Shares to Takeda by a Non-Resident individual who has not acquired and held the Ordinary Shares in connection with a business conducted in Belgium through a Belgian fixed base are in principle not subject to taxation in Belgium, unless in the following cases if such capital gains are obtained or received in Belgium:

•	the gains are deemed to be realized outside the scope of the normal management of the individual’s private estate. The applicable rate is 33% (plus local surcharges of 7%); or

•	under certain circumstances, the Non-Resident individual has held a Substantial Participation in TiGenix at any time during the five (5) years preceding the disposal. The applicable rate is 16.5% (plus local surcharges of 7%).

Belgium has, however, concluded double taxation treaties with more than 90 countries which generally do not grant the taxing authority to Belgium on such gains realized by residents of those countries.

Non-Resident companies

Capital gains realized on the Ordinary Shares by Non-Resident companies that have not acquired the Ordinary Shares in connection with a business conducted in Belgium through a Belgian establishment are in principle not subject to taxation in Belgium.

Capital gains realized by Non-Resident companies that hold the Ordinary Shares in connection with a business conducted in Belgium through a Belgian establishment are generally subject to the same regime as Belgian companies.

Because individual circumstances may differ, each shareholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed above and the particular tax consequences of the tender of Ordinary Shares or ADSs, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and changes in any laws.

6.	Price Range of Ordinary Shares and ADSs.

Price Range of Ordinary Shares

The Ordinary Shares are listed and traded on Euronext Brussels under the symbol “TIG.” The following table sets forth, for the periods indicated, the intraday high and low sale prices per Ordinary Share on Euronext Brussels in Euros.

	Euronext Brussels Euro per Ordinary Share
	High (in Euros)	Low (in Euros)
2016
First Quarter	1.25	0.86
Second Quarter	1.05	0.76
Third Quarter	1.20	0.81
Fourth Quarter	0.99	0.64

2017
First Quarter	0.78	0.68
Second Quarter	0.99	0.72
Third Quarter	1.06	0.86
Fourth Quarter	1.19	0.84

2018
First Quarter (through March 31, 2018)	1.77	0.96
Second Quarter (through April 26, 2018)	1.77	1.71

On January 4, 2018, the last full trading day before the announcement of our intention to conduct the Offers, the closing price of the Ordinary Shares reported on the Euronext Brussels was €0.98 per Ordinary Share (or U.S. $1.18 (source of exchange rate: Factset)). On April 26, 2018, the last practicable trading day before publication of the Belgian Offer prospectus, the closing price of the Ordinary Shares reported on the Euronext was €1.76 per Ordinary Share (or U.S. $2.13 (source of exchange rate: Factset)). On April 26, 2018, the most recent practicable trading day before publication of this U.S. Offer to Purchase, the closing price of Ordinary Shares reported on the Euronext was €1.76 per Ordinary Share (or U.S. $2.13 (source of exchange rate: Factset)). You should obtain current market quotations for Ordinary Shares before deciding whether to tender your Ordinary Shares.

Price Range of ADSs

The ADSs are listed and traded on the Nasdaq Global Select Market (the “Nasdaq”) under the symbol “TIG.” The following table sets forth, for the periods indicated, the intraday high and low sale prices per ADS on the Nasdaq.

	Nasdaq U.S. dollars per ADS or per Ordinary Share[1]
	High (per ADS)	Low (per ADS)	High (per Ordinary Share)	Low (per Ordinary Share)
2016
First Quarter	N/A	N/A	N/A	N/A
Second Quarter	N/A	N/A	N/A	N/A
Third Quarter	N/A	N/A	N/A	N/A
Fourth Quarter	16.00	10.77	0.80	0.54

2017
First Quarter	16.27	14.02	0.81	0.70
Second Quarter	22.56	15.28	1.13	0.76
Third Quarter	25.18	19.24	1.26	0.96
Fourth Quarter	26.20	20.41	1.31	1.02

2018
First Quarter (through March 31, 2018)	48.00	22.89	2.40	1.14
Second Quarter (through April 26, 2018)	43.76	42.01	2.19	2.10

[1]	The price per Ordinary Share is the result of dividing the price per ADS by twenty (20) since each ADS represents twenty Ordinary Shares.

On January 4, 2018, the last full trading day before the announcement of our intention to conduct the Offers, the closing price of the ADSs reported on the Nasdaq was U.S. $23.68 per ADS (which when divided by twenty (20), to represent twenty Ordinary Shares for every ADS, is approximately U.S. $1.18 per Ordinary Share). On April 26, 2018, the last practicable trading day before publication of the Belgian Offer prospectus, the closing price of the ADSs reported on the Nasdaq was U.S. $42.60 per ADS (which when divided by twenty (20), to represent twenty Ordinary Shares for every ADS, is approximately U.S. $2.13 per Ordinary Share). On April 26, 2018, the most recent practicable trading day before publication of this U.S. Offer to Purchase, the closing price of ADSs reported on the Nasdaq was U.S. $42.60 per ADS (which when divided by twenty (20), to represent twenty Ordinary Shares for every ADS, is approximately U.S. $2.13 per Ordinary Share). You should obtain current market quotations for ADSs before deciding whether to tender your ADSs.

7.	Dividends and Distribution.

TiGenix has never declared or paid any dividend on the Ordinary Shares. In the future, TiGenix’s dividend policy will be determined by the TiGenix Board and may change from time to time. Any declaration of dividends will be based upon its earnings, financial condition, capital requirements and other factors considered important by the TiGenix Board. Belgian law and the company’s articles of association do not require the company to declare dividends.

8.	Certain Effects of the Offers.

Market for ADSs and Ordinary Shares. If you do not tender your ADSs or Ordinary Shares in the U.S. Offer, you will remain a holder of ADSs or Ordinary Shares, as the case may be. The purchase of ADSs or Ordinary Shares pursuant to the Offers will reduce the number of holders of ADSs or Ordinary Shares and the number of ADSs or Ordinary Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining ADSs or Ordinary Shares held by persons other than Takeda. Takeda cannot predict whether the reduction in the number of ADSs or Ordinary Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the ADSs or Ordinary Shares or whether such reduction would cause future market prices to be greater or less than the price offered for such ADSs or Ordinary Shares in the Offers.

Euronext Brussels Listing of Ordinary Shares. We intend to apply for a delisting of the Ordinary Shares pursuant to Belgian law, which delisting must be approved by Euronext Brussels, subject to Euronext Brussels market rules and the FSMA not opposing such delisting.

Nasdaq Listing of ADSs. Depending upon the number of Ordinary Shares and ADSs purchased pursuant to the U.S. Offer, the ADSs may no longer meet the quantitative requirements for continued listing on Nasdaq . Even if the ADSs continue to meet the listing requirements of Nasdaq, Takeda intends to effect the delisting of the ADSs from Nasdaq as promptly as practicable after the completion of the Offers. Voluntary delisting is accomplished upon written notice to Nasdaq if, as a result of the purchase of ADSs pursuant to the U.S. Offer or otherwise, the ADSs no longer meet the requirements of Nasdaq for continued listing and if the listing of the ADSs is discontinued, or if the ADSs are voluntarily delisted, the market for the ADSs could be adversely affected.

In accordance with Belgian law, Euronext Brussels may delist the securities if (i) it considers that, due to exceptional circumstances, a normal and regular market can no longer be maintained for these securities, or (ii) these securities would fail to comply with the rules of the regulated market, except if such a measure is likely to significantly harm investors’ interests or to impair the proper functioning of the market. Euronext Brussels must inform the FSMA of any proposed delisting. The FSMA may, in consultation with Euronext Brussels, oppose the proposed delisting in the interest of investor protection. The FSMA has indicated that it shall not oppose to a delisting if it is preceded by a successful accompanying measure for the benefit of the minority shareholders, but also that, conversely, it shall oppose to a delisting if no such successful accompanying measure would have been taken.

We may also request that TiGenix terminate the existing deposit agreement with Deutsche Bank Trust Company Americas, through which the ADSs are operated.

Margin Regulations. The ADSs and the underlying Ordinary Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of ADSs and the underlying Ordinary Shares. Depending upon factors similar to those described above regarding market quotations, it is possible that, following completion of the U.S. Offer, ADSs and the underlying Ordinary Shares would no longer constitute “margin securities” for the purpose of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The ADSs and the underlying Ordinary Shares are currently registered under the Exchange Act. After the U.S. Offer is completed, the registration of ADSs and Ordinary Shares with the SEC may be terminated by TiGenix upon application to the SEC if the U.S. average daily trading volume of Ordinary Shares (including Ordinary Shares represented by ADSs) has been no more than 5% of the average daily trading volume of Ordinary Shares on a worldwide basis for a recent 12-month period, or if Ordinary Shares and/or ADSs are held by fewer than 300 persons resident in the U.S., determined based upon a look-through analysis.

Alternatively, TiGenix may qualify for suspension of reporting duties if its Ordinary Shares are held by fewer than 300 persons worldwide, determined without a look-through analysis. Termination of registration of ADSs and the underlying Ordinary Shares under the Exchange Act would substantially reduce the information required to be furnished by TiGenix to its security holders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to TiGenix, such as the requirement of furnishing an annual report on Form 20-F to security holders. If registration of ADSs and the underlying Ordinary Shares under the Exchange Act were terminated, ADSs and the underlying Ordinary Shares would no longer be eligible for listing on Nasdaq. Takeda reserves the right to seek to cause TiGenix to terminate the registration of ADSs and the underlying Ordinary Shares under the Exchange Act as soon as possible after consummation of the Offers once the requirements for termination of registration are met.

Squeeze-Out. See Section 1 – “Terms of the Offer – Material Terms – Squeeze-Out”

9.	Certain Information Concerning TiGenix.

Except as specifically set forth herein, the information concerning TiGenix contained in this U.S. Offer to Purchase is based upon publicly available documents and records available from the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to the Annual Report on Form 20-F for the financial year ended December 31, 2017 filed with the SEC on April 16, 2018 (the “2017 Annual Report”), and its other public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Although we do not have any knowledge that would indicate that any statements contained herein based on such documents, records and public sources are untrue, we do not take any responsibility for the accuracy or completeness of the information contained in such documents, records and public sources, or for any failure by TiGenix to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.

The audited consolidated financial statements of TiGenix for the financial years ended December 31, 2015, 2016 and 2017 are incorporated by reference to Item 18 of the 2017 Annual Report.

General

TiGenix is an advanced biopharmaceutical company developing novel therapies for serious medical conditions by exploiting the anti-inflammatory properties of allogeneic, or donor-derived, stem cells. TiGenix has completed, and received positive data in a single pivotal Phase III trial in Europe and Israel of its most advanced product Cx601, a potential first-in-class locally injectable allogeneic stem cell therapy indicated for the treatment of complex perianal fistulas in patients suffering from Crohn’s disease. A complex perianal fistula consists of abnormal tracts between the rectum and the skin surrounding the anus, and is commonly associated with Crohn’s disease. It is a serious clinical condition affecting the anal sphincter and is potentially associated with a perianal abscess. Cx601 has been granted orphan drug designation by the FDA for the treatment of patients with fistulizing Crohn’s disease. Over 125,000 adult Crohn’s patients suffer from perianal fistulas in the United States and Europe for which existing treatment options are inadequate. Based on the results of TiGenix’s successful pivotal Phase III trial in Europe, TiGenix filed for marketing authorization in Europe in the first quarter of 2016. CHMP issued a positive opinion on December 14, 2017. On the basis of the CHMP opinion, TiGenix was granted marketing authorization by the European Commission on March 23, 2018, following which Takeda may start to commercialize the approved product in Europe within three months.

Cx601 is TiGenix’s lead product based on its platform of expanded adipose, or fat tissue, derived stem cells, known as eASCs. On July 4, 2016, the Licensor (as defined below) entered into the Licensing Agreement (as defined below). The Licensing Agreement included an option for the Licensee (as defined below) to expand the scope of the license to Japan and Canada, which Takeda exercised on December 20, 2016. As a result, the Licensee now has the exclusive right to commercialize and develop Cx601 for complex perianal fistulas in all countries outside the United States.

Where You Can Find Additional Information

TiGenix is subject to the informational reporting requirements of the Exchange Act. Accordingly, TiGenix files reports, including annual reports on Form 20-F and periodic reports on Form 6-K, and other information with the SEC. In connection with the Offers, additional filings will be required of TiGenix, including a Solicitation/Recommendation Statement on Schedule 14D-9.

Copies of TiGenix’s filings with the SEC, as well as other information furnished to the SEC, including exhibits and schedules filed with it, may be reviewed at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. In addition, the SEC maintains a website at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. These SEC filings are also available to the public from commercial document retrieval services. Investors and security holders may obtain free copies of the Solicitation/Recommendation Statement on Schedule 14D-9 and other documents filed with the SEC by TiGenix at www.tigenix.com.

You may also find additional information regarding TiGenix on its website at http://www.TiGenix.com or the website of Euronext Brussels, the principal trading market for Ordinary Shares, at http://www.euronext.com. The information on these two websites is not a part of this U.S. Offer to Purchase and is not incorporated by reference herein.

10.	Certain Information Concerning Takeda.

General

Takeda Pharmaceutical Company Limited, with head office at 12-10, Nihonbashi 2-chome, Chuo-ku, Tokyo 103-8668, registered under the Osaka Legal Affairs Register, Corporation Number: 1200-01-077461 is the parent company of the Takeda group.

On the date of this U.S. Offer to Purchase, Takeda Pharmaceuticals International AG, an affiliate of Takeda, owns 11,651,778 Ordinary Shares.

Takeda is a global, R&D-driven pharmaceutical company committed to bringing better health and a brighter future to patients by translating science into life-changing medicines. Takeda focuses its research efforts on oncology, gastroenterology (GI) and central nervous system therapeutic areas. It also has specific development programs in specialty cardiovascular diseases as well as late-stage candidates for vaccines. Takeda conducts R&D both internally and with partners to stay at the leading edge of innovation. The pharmaceutical industry is undergoing changes and Takeda is moving forward with that trend. Innovation increasingly is coming from small biotech companies, not large pharmaceutical labs.

Some of the benefits Takeda expects from the Offers include:

•	Expand its late stage GI pipeline and reinforce its commitment to patients living with inflammatory bowel disease (IBD) through the development and commercialization of innovative therapies;

•	Continue the positive evolution of Takeda as a strategic investor and equity holder in TiGenix, as well as the existing collaboration between Takeda and TiGenix to license, develop and commercialize Cx601, the leading treatment candidate in TiGenix’s pipeline in territories outside of the U.S.;

•	Demonstrate Takeda’s commitment to strengthen its presence in the U.S. specialty care market and highlight its leadership in areas of GI associated with high unmet need;

•	Enhance its stem cell capabilities which may present future R&D opportunities across Takeda’s focus therapeutic areas; and

•	Position Takeda to leverage the combined expertise and resources of the two parties to more effectively develop and commercialize TiGenix’s assets on a global basis.

The name, business address, present principal occupation or employment, material occupations, positions, offices or employment during the past five (5) years and citizenship of each director and executive officer of Takeda are set forth on Schedule I, to this U.S. Offer to Purchase. To the best knowledge of Takeda, neither Takeda nor any of the persons listed in Schedule I to this U.S. Offer to Purchase has been (i) convicted in a criminal proceeding during the past five (5) years (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding during the past five (5) years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Except as set forth elsewhere in this U.S. Offer to Purchase, to the best knowledge of Takeda, neither Takeda nor any of the persons listed in Schedule I to this U.S. Offer to Purchase or any associate or majority-owned subsidiary of Takeda or any of the persons so listed (i) beneficially owns or has a right to acquire any Ordinary Shares or ADSs or (ii) has effected any transaction in Ordinary Shares or ADSs during the past sixty (60) days.

Except as set forth elsewhere in this U.S. Offer to Purchase, during the past two (2) years, to the best knowledge of Takeda, (i) there have been no transactions between Takeda or any of the persons listed in Schedule I to this U.S. Offer to Purchase, on the one hand, and TiGenix or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations applicable to this U.S. Offer to Purchase and (ii) none of Takeda, its subsidiaries or any of the persons listed on Schedule I to this U.S. Offer to Purchase has engaged in any negotiations, transactions or material contacts with TiGenix or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

We do not believe the financial condition of Takeda is relevant to your decision whether to tender your Ordinary Shares or ADSs and accept the U.S. Offer because (i) the consideration for Ordinary Shares and ADSs in the Offers is payable solely in cash, (ii) the Offers are for 100% of the outstanding Ordinary Shares and ADSs and (iii) the consummation of the Offers is not subject to any financing condition.

Where You Can Find Additional Information

In connection with the U.S. Offer, Takeda had filed the Schedule TO (including amendments filed from time to time) with the SEC. Such statement and certain other information may be inspected without charge, and copies thereof may be obtained at prescribed rates from, the public reference room of the SEC’s principal office at 100 F Street, N.E., Washington, DC 20549, United States. The public may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. In addition, such statement and certain other information Takeda files with the SEC will be available on the website maintained by it at http://www.sec.gov.

Information about Takeda is publicly available on Takeda’s website at http://www.takeda.com. You may also contact the U.S. Information Agent at the address and telephone number set forth on the back cover of this U.S. Offer to Purchase for additional information. The information on the SEC’s and Takeda’s websites is not a part of this U.S. Offer to Purchase and neither is incorporated by reference herein.

11.	Source and Amount of Funds.

The Offers will be financed exclusively from existing funds available to Takeda. The consummation of the Offers is not subject to any financing condition. Takeda has deposited with BNP Paribas Fortis SA/NV, the paying agent for the Belgian Offer and Ordinary Shares under the U.S. Offer, an amount sufficient to pay for all Securities which may be tendered into the Offers.

Because (i) the only consideration to be paid in the Offers is cash, (ii) the Offers are being made to purchase all issued and outstanding Securities solely for cash, (iii) Takeda has financed the consideration required for the Offers exclusively from existing funds available to Takeda, and (iv) there is no financing condition to the completion of the Offer, we believe the financial condition of Takeda is not material to a decision by a U.S Holder of the Ordinary Shares or a holder of the ADSs whether to participate in the Offer.

12.	Background of the Offers; Past Contacts or Negotiations with TiGenix.

The following chronology summarizes the key meetings and events between representatives of Takeda and representatives of TiGenix that led to the signing of the Transaction Agreement. The following chronology does not purport to describe every meeting or conversations between the representatives of Takeda and representatives of TiGenix. The information set forth below regarding TiGenix not involving representatives of Takeda was provided by TiGenix. For additional activities regarding TiGenix activities related to the Offers, please review TiGenix’s Schedule 14D-9 being mailed to U.S. shareholders with this U.S. Offer to Purchase.

As noted above, on July 4, 2016, the Licensor and the Licensee entered into the Licensing Agreement, under which Licensee acquired the exclusive right to commercialize and develop Cx601 for complex perianal fistulas outside the United States, Japan and Canada, which license was expanded on December 20, 2016 to include Japan and Canada.

During 2016, prior to the negotiation and execution of the Licensing Agreement, Takeda had informally considered the possibility of acquiring TiGenix, but considerations ended upon execution of the Licensing Agreement.

On December 29, 2016, in connection with the Licensing Agreement, the Licensee subscribed to purchase from TiGenix 11,651,778 Ordinary Shares of TiGenix for approximately €10 million.

During the second quarter of 2017, Takeda began informally reconsidering the acquisition of TiGenix by Takeda (the “Transaction”).

In May 2017, Takeda contacted Centerview Partners to provide financial advisory services for the Transaction.

On May 5, 2017, Takeda engaged a third party consulting firm to provide certain pricing analysis regarding a potential acquisition of TiGenix.

On May 11, 2017, Takeda engaged DLA Piper UK LLP (“DLA”) to act as its legal counsel for the Transaction.

From May 2017 through the signing of the Transaction Agreement on January 5, 2018, Takeda and its representatives conducted general analysis on TiGenix and the parameters and structure of the Transaction.

On June 2, 2017, Takeda’s Product Development Committee (“PRC”) approved further consideration of the acquisition of TiGenix.

During the week of June 19, 2017, Marcello Agosti, Head of Global Business Development/Head of Global Commercial of Takeda, contacted Eduardo Bravo, Chief Executive Officer of TiGenix, to invite Mr. Bravo to lunch in Madrid, Spain, on June 23, 2017 to discuss Takeda’s and TiGenix’s on-going relationship and to discuss potential deeper collaborations.

On June 23, 2017, Messrs. Agosti and Bravo had lunch in Madrid, Spain, during which Mr. Agosti communicated Takeda’s preliminary interest in expanding Takeda’s and TiGenix’s existing business relationship that existed since July 2016 under the Licensing Agreement between the Licensor and the Licensee, which was limited to the development and commercialization of Cx601 for complex perianal fistulas outside the United States, by entering into a more in-depth collaboration and business partnership with TiGenix regarding the clinical development and commercialization of Cx601, including potentially in the United States (the “Proposed Expanded Collaboration”). In order to explore the Proposed Expanded Collaboration, Mr. Agosti requested access to certain confidential information in order to conduct a due diligence investigation into Cx601. TiGenix agreed to grant Takeda the requested due diligence access subject to the execution of a satisfactory confidentiality agreement.

On June 30, 2017, in connection with Takeda’s consideration of the Proposed Expanded Collaboration, after negotiation of the terms thereof, the Licensor and the Licensee entered into a Confidential Disclosure Agreement (“CDA”) in order to facilitate Takeda’s request to conduct a due diligence investigation into Cx601, which took place from July 2017 onwards, including via documentary review, telephonic calls and in-person meetings with representatives from TiGenix.

On July 6, 2017, representatives of Takeda were given access to an electronic data room established by TiGenix to assist Takeda in its on-going due diligence.

On July 19, 2017, at Takeda’s request, representatives from TiGenix and Takeda had an in-person meeting in Boston, United States, to discuss the Proposed Expanded Collaboration and other potential alternative strategic transactions.

On July 21, 2017, representatives from TiGenix, Takeda and Ernst & Young LLP (“EY”) (advisors to Takeda) held a telephonic meeting to discuss certain due diligence matters raised by Takeda in connection with its consideration of the Proposed Expanded Collaboration, and to further explore other potential collaboration opportunities between TiGenix and Takeda.

On July 26, 2017, Takeda formally engaged EY to provide certain financial and tax related due diligence regarding the Transaction.

On July 26, 2017, in connection with the ongoing consideration of the Proposed Expanded Collaboration by TiGenix and Takeda, Mr. Agosti and Mr. Bravo held a telephonic meeting to discuss the status of negotiations between TiGenix and certain affiliates of Mesoblast Limited (collectively, “Mesoblast”) in connection with a potential licensing agreement between TiGenix and Mesoblast pursuant to which Mesoblast would grant TiGenix exclusive access to certain of Mesoblast’s patents to support global commercialization of Cx601 for the local treatment of fistulae (the “Mesoblast Licensing Agreement”), which was relevant to Takeda’s consideration of the Proposed Expanded Collaboration. Over the course of the following three months, representatives from TiGenix provided representatives from Takeda with periodic updates on the status of the Mesoblast Licensing Agreement negotiations, as appropriate.

On August 2, 2017, Messrs. Agosti and Bathery contacted Mr. Bravo to discuss the overall process and due diligence updates.

On August 14, 2017, Mr. Bathery communicated to Mr. Bravo that the PRC was scheduled to meet on August 21, 2017 to discuss the results to date of the due diligence investigation conducted by Takeda in connection with the Proposed Expanded Collaboration and to discuss potential alternative transactions between TiGenix and Takeda.

On August 21, 2017, the PRC met to discuss the potential Transaction.

On August 25, 2017, at Mr. Bathery’s request, Messrs. Bravo, Agosti and Bathery held a telephonic meeting during which Mr. Bathery conveyed the outcome of the deliberations of the PRC’s meeting on August 21, 2017 and communicated Takeda’s preliminary non-binding proposal to acquire TiGenix instead of considering the Proposed Expanded Collaboration and other potential alternative transactions, at a price of €1.25 per Ordinary Share in cash (the “First Proposal”) subject to, among other things, confirmatory due diligence.

Later on August 25, 2017, Mr. Bravo provided an update to Mr. Stéphenne on the matters discussed with Mr. Bathery earlier that day, including Takeda’s First Proposal.

On August 29, 2017, Mr. Bravo communicated to Mr. Bathery that the TiGenix Board had decided to reject Takeda’s First Proposal due to the insufficient value of the proposal. Mr. Bravo conveyed to Mr. Bathery that the price indication was not sufficient to persuade the TiGenix Board to grant Takeda’s request for due diligence access, although the TiGenix Board were open to granting Takeda’s request at a higher price.

On September 7, 2018, at Takeda’s request, Messrs. Bravo, Agosti and Bathery had an in-person meeting in New York, United States, to discuss the terms of a potential acquisition of TiGenix by Takeda. Mr. Bravo reiterated to Messrs. Agosti and Bathery that an increase in value would be required in order for the TiGenix Board to grant Takeda access to the requested confidential information. Messrs. Agosti and Bathery declined to increase Takeda’s proposed price of €1.25 per Ordinary Share in cash.

During the period between September 22, 2017 and September 29, 2017, Mr. Bravo and Mr. Bathery held various telephonic meetings to further discuss Takeda’s proposed price to acquire TiGenix.

On September 29, 2017, at Mr. Bathery’s request, Mr. Bathery and Mr. Bravo held a telephonic meeting during which Mr. Bathery communicated Takeda’s revised preliminary non-binding proposal to acquire TiGenix at a price of €1.60 per Ordinary Share in cash (the “Second Proposal”).

On October 3, 2017, Mr. Bravo communicated to Mr. Bathery that the TiGenix Board had decided to reject Takeda’s Second Proposal due to the insufficient value of the proposal. Mr. Bravo also conveyed to Mr. Bathery that the TiGenix Board was not prepared to grant Takeda’s request for access to certain confidential information at Takeda’s current offer price.

On October 6, 12 and 17, 2017, representatives from the respective financial advisors of TiGenix (Cowen and Company, LLC, “Cowen”) and Takeda (Centerview) engaged by telephone on several occasions, discussing the preliminary key terms of any potential acquisition transaction.

On October 20, 2017, representatives from TiGenix, Takeda, Cowen and Centerview had an in-person meeting at TiGenix’s offices in Madrid, Spain, where representatives from TiGenix made a business due diligence presentation concerning TiGenix’s business and future prospects.

On October 27, 2017, at Centerview’s request, representatives from Cowen and Centerview held a telephonic meeting in which representatives from Centerview, on behalf of Takeda, discussed the possibility of Takeda increasing its proposed price to €1.70 per Ordinary Share in cash (the “Third Proposal”).

On October 29, 2017, representatives from Cowen and Centerview held a telephonic meeting, at Cowen’s request, in which representatives from Cowen communicated that the offer price would need to be increased.

During the period between October 29, 2017 and December 14, 2017, TiGenix and Mesoblast exchanged various revised drafts of the Mesoblast Licensing Agreement.

On November 3, 2017, at Centerview’s request, representatives from Cowen and Centerview held a telephonic meeting in which representatives from Centerview, on behalf of Takeda, indicated that Takeda would increase its proposed price to €1.77 per Ordinary Share in cash.

On November 6, 2017, at Mr. Agosti’s request, Mr. Agosti and Mr. Bravo held a telephonic meeting during which Mr. Agosti communicated Takeda’s revised non-binding proposal to acquire TiGenix at an increased price of €1.77 per Ordinary Share in cash, which upon further discussion, increased to €1.78 per Ordinary Share in cash (the “Fourth Proposal”). Mr. Agosti explained that the revised proposal was subject to satisfactory completion of Takeda’s confirmatory due diligence, the execution of the Mesoblast Licensing Agreement and the receipt of a positive opinion by the Committee for Medicinal Products for Human Use (“CHMP”) recommending that a marketing authorization be granted for Cx601 (a “Positive CHMP Opinion”).

On November 10, 2017, representatives from TiGenix received the Letter of Interest (as defined below) from Takeda setting forth Takeda’s non-binding expression of interest in acquiring TiGenix at a price of €1.78 per Ordinary Share in cash, subject to the terms and conditions of the proposal, which included (i) receipt of a Positive CHMP Opinion, (ii) receipt of marketing authorization for Cx601 from the European Commission and (iii) satisfactory completion of Takeda’s confirmatory due diligence, including related to TiGenix’s freedom to commercialize Cx601 globally.

On November 14, 2017, Mr. Bravo sent a letter to Mr. Agosti expressing TiGenix’s commitment to continue working with Takeda to allow it to make a binding offer as soon as possible, noting that TiGenix’s undertakings under the proposed offer and support agreement would need to be subject to the fiduciary duties of the TiGenix Board, and, in accordance with the prior discussions between representatives from TiGenix and Takeda, confirming the need to amend the CDA to permit Takeda to conduct its confirmatory due diligence investigation. The letter enclosed a duly countersigned copy of the Letter of Interest, dated November 13, 2017, acknowledging receipt of the Letter of Interest.

On November 17, 2017, TiGenix, Takeda, the Licensor and the Licensee executed an amendment to the CDA which expanded the scope of the CDA in order to provide Takeda with access to confidential information in order to conduct its confirmatory due diligence investigation. In addition, the amendment provided for (i) a standstill provision applicable to Takeda (subject to customary carve-outs) and (ii) an exclusivity provision applicable to TiGenix, which was subject to the fiduciary duties of the TiGenix Board and would terminate 10 days after receipt of a Positive CHMP Opinion.

During the period between November 17, 2017 and January 4, 2017, Takeda carried out its confirmatory due diligence investigation of TiGenix with the cooperation of representatives from TiGenix.

On November 20, 2017, Centerview, on behalf of Takeda, delivered an initial draft of the Transaction Agreement to Cowen on behalf of TiGenix.

Between November 21, 2017 and December 11, 2017, representatives from Davis Polk & Wardwell LLP, U.S. legal counsel to TiGenix (“Davis Polk”) and Osborne Clarke BV CVBA, Belgian legal counsel to TiGenix (“Osborne Clarke”), on behalf of TiGenix, and DLA, on behalf of Takeda, exchanged various drafts of the Transaction Agreement, and held numerous telephonic meetings to discuss the same.

On December 1, 2017, Messrs. Bathery and Bravo discussed due diligence and related transaction matters in anticipation of meetings to be held in Madrid, Spain.

Also on December 1, 2017, Mr. Bathery communicated with representatives of Gri-Cel S.A and Grifols Worldwide Operations Ltd. (collectively, “Grifols”), a significant shareholder of TiGenix, concerning the possibility of a Takeda/TiGenix transaction.

On December 3, 2017, representatives of Takeda and Grifols discussed the possibility of entering into a confidentiality agreement regarding the Transaction.

On December 4, 2017, Takeda and Grifols executed a confidentiality agreement regarding the Transaction and representatives of Takeda and Grifols discussed the possibility of Grifols entering into an irrevocable undertaking with Takeda whereby Grifols would agree to tender its Securities and take certain other actions in connection with the Transaction (the “Grifols Irrevocable Undertaking”).

On December 4 and 5, 2017, representatives from TiGenix, Cowen, Davis Polk, Osborne Clarke, Takeda, Centerview and DLA had in-person meetings at the offices of DLA in Madrid, Spain and telephonic meetings, to (i) discuss and review the key actions and timeline of the transaction and (ii) negotiate certain terms and conditions of the Transaction Agreement, including the Conditions to the Offers, the definition of material adverse effect, the regulatory undertaking provision, events of termination and certain deal protection provisions (including termination fees).

On December 6, 2017 the Board of Directors of Takeda, which was not required to approve the Transaction, were provided with a brief general update of the Transaction at a previously scheduled board meeting.

On December 11, 2017, Mr. Bathery contacted Mr. Bravo to inform Mr. Bravo that the PRC had determined that Takeda could not execute the Transaction Agreement until the Mesoblast Licensing Agreement had been executed and there was more clarity regarding the COMP’s (Committee for Orphan Medicinal Products) recommendation to withdraw Cx601 from the European Commission register of orphan drugs and the potential effect that such withdrawal could have on TiGenix.

On December 13, 2017, Mr. Bravo contacted Mr. Bathery to inform him that TiGenix would be proceeding with its plans to prepare to develop and commercialize Cx601 as a stand-alone company, which may include a capital raising.

On December 15, 2017, TiGenix announced that the Mesoblast Licensing Agreement had been executed and that a Positive CHMP Opinion had been received.

On December 17, 2017, Mr. Bathery contacted Mr. Bravo to inform Mr. Bravo that Takeda was interested in re-starting the negotiations of a potential acquisition transaction, and reaffirmed the offer price contained in the Fourth Proposal.

During the period between December 17, 2017 and January 4, 2018, representatives from Davis Polk and Osborne Clarke, on behalf of TiGenix, and DLA, on behalf of Takeda, exchanged various drafts of the Transaction Agreement, and held numerous telephonic meetings to discuss and negotiate the same.

On December 19, 2017, representatives from TiGenix, Davis Polk, Osborne Clarke, Takeda and DLA held a telephonic meeting to discuss the revised draft of the Transaction Agreement circulated by DLA on December 17, 2017, including the following key terms: (i) the conditions to the offer, including the minimum acceptance condition, (ii) the definition of material adverse effect, (iii) events of termination and (iv) certain deal protection provisions (including termination fees). Throughout these discussions, TiGenix and its legal advisors reiterated the importance of closing certainty and the need for a reverse termination fee in certain circumstances, including if Takeda failed to launch its takeover bid.

On December 20, 2017, the PRC delegated final approval authority for the Transaction to PRC Co-Chairs Dr. Andy Plump, Chief Medical and Scientific Officer, and Ms. Ramona Sequeira, President United States Business Unit.

On December 28, 2017, Messrs. Bathery and Bravo communicated regarding the status of the Transaction and related diligence, process and documentation matters.

On January 3, 2018 Takeda and Centerview executed an engagement letter related to Centerview’s financial advisory work on the Transaction.

On January 3, 2017, Dr. Plump and Ms. Sequeira formally approved the Transaction.

On January 4, 2018, the members of the TiGenix Board and the Chief Financial Officer of TiGenix (Claudia D’Augusta) executed the Additional Irrevocable Undertakings (as defined below) on substantially the same terms as the Grifols Irrevocable Undertaking.

On January 5, 2018, Gri-Cel S.A. and its affiliate Grifols Worldwide Operations Ltd. executed the Grifols Irrevocable Undertaking. Also that day, the Transaction Agreement was executed by Takeda and TiGenix. Later on the same day, Takeda and TiGenix each issued a press release announcing the proposed transaction.

13.	Purpose of the Offers; Plans for TiGenix.

Purpose of the Offers

The purpose of the Offers is for Takeda, to acquire control of, and up to, 100% of the Securities while allowing TiGenix’s shareholders an opportunity to receive the Offer Price for their Securities, as described herein and in the separate prospectus for the Belgian Offer for use by holders of Warrants and holders of Ordinary Shares, wherever located. Upon completion of the Offers, it is expected that TiGenix will become either majority or wholly owned by Takeda with operations being integrated into the Takeda organization as far as legally possible.

The pharmaceutical industry is undergoing changes and Takeda is moving forward with that trend. Innovation increasingly is coming from small biotech companies, not large pharmaceutical labs. In 2015, more than half the revenue from the top 100 products came from those products discovered in biotech labs – and this trend is increasing. In order to continue to deliver innovative therapies to patients, become more productive and to grow in the future, Takeda has embarked on a journey to transform its R&D engine. Takeda’s strategy today is to pursue only true innovation over today’s standards of care – this is what patients, physicians and society truly value. Takeda’s goal is to establish an externally facing R&D organization and seek partnerships that lead to great ideas and true innovation. GI is a core therapeutic area for Takeda. GI diseases can be complex, debilitating and life-changing. Recognizing this unmet need, Takeda and its collaboration partners have focused on improving the lives of patients through the delivery of innovative medicines and dedicated patient disease support programs for over 25 years. Takeda aspires to advance how patients manage their disease. Additionally, Takeda is leading in areas of GI associated with high unmet need, such as IBD, acid-related diseases and motility disorders. Its GI R&D team is also exploring solutions in celiac disease, advanced liver disease and microbiome therapies.

Takeda believes that an advantage of the Offers is that Cx601 will be added to its late stage pipeline globally, which will facilitate and contribute to its intent to expand its involvement with Cx601 into the U.S. The Offers are expected to support Takeda’s global commitment to the development of treatments to improve the health of people living with GI disorders, leveraging its expertise in ulcerative colitis and Crohn’s disease. Takeda also intends to continue the ongoing Phase Ib/IIa clinical trial for Cx611 (SEPCELL) in the treatment of severe sepsis due to severe community-acquired pneumonia. Some other benefits Takeda expects from the Offers include:

•	Expanding its late stage GI pipeline and reinforcing its commitment to patients living with IBD through the development and commercialization of innovative therapies;

•	Continuing the positive evolution of Takeda as a strategic investor and equity holder in TiGenix, as well as the existing collaboration between Takeda and TiGenix to license, develop and commercialize Cx601, the leading treatment candidate in TiGenix’s pipeline in territories outside of the U.S.;

•	Demonstrating Takeda’s commitment to strengthen its presence in the U.S. specialty care market and highlighting its leadership in areas of GI associated with high unmet need;

•	Enhancing its stem cell capabilities which may present future R&D opportunities across Takeda’s focus therapeutic areas; and

•	Positioning Takeda to leverage the combined expertise and resources of the two parties to more effectively develop and commercialize TiGenix’s assets on a global basis.

Holders of Securities who tender all of their Securities in the Offers will cease to have any equity interest in TiGenix or any right to participate in its earnings and future growth. If you do not tender or do not tender all your Securities in the Offers, but the Offers are consummated, pursuant to a Squeeze-Out described above, you may no longer have an equity interest in TiGenix or any right to participate in its earnings and future growth.

Plans for TiGenix

As of the date of this U.S. Offer to Purchase, Takeda has not identified opportunities to alter or restructure the business operations of TiGenix. In the short run, Takeda intends to continue, and not alter or restructure the current business operations of TiGenix. It will be up to the TiGenix Board to re-examine the company’s strategic orientations in consultation with management, particularly in light of possible synergies with Takeda, the general economic situation of the business operations of TiGenix and its strategic position, and other factors it deems appropriate. It is expected that TiGenix’s activities and business operations will be integrated within Takeda’s organization as far as legally possible and that TiGenix and Takeda will jointly develop an integration plan. Given that each party has significant expertise within GI and innovative biological science, it is expected that Takeda will leverage these combined capabilities and resources to more effectively develop and commercialize TiGenix’s assets on a global basis.

Pursuant to the Transaction Agreement, TiGenix has undertaken that it will, following consummation of the Offers, use reasonable best efforts to procure that:

•	the Directors and the members of the executive management will remain in function at least until its next general shareholders’ meeting;

•	the TiGenix Board will, in case of any vacancy, appoint a Director upon the proposal of Takeda, subject to compliance with applicable law; and

•	the TiGenix Board will convene a general shareholders’ meeting as soon as possible to deliberate and decide on the appointment of one or more additional Directors upon the proposal of Takeda, subject to compliance with applicable law.

Delisting

Following consummation of the Offers, Takeda intends to effect the delisting of (i) the Ordinary Shares from Euronext Brussels, and (ii) the ADSs from Nasdaq, each in accordance with the applicable law. In addition, it is expected that TiGenix will no longer be required to file reports pursuant to the Exchange Act and the ADS facility will be terminated.

14.	Summary of the Transaction Agreement and Related Agreements.

The following summary of certain material provisions of the Transaction Agreement and related agreements described herein does not purport to describe all of the terms of such agreements. In addition to the provisions summarized below, among other things, such agreements include certain terms and conditions that do not impact the Offers or the consideration you would receive if you decide to tender your Ordinary Shares and/or ADSs. The following summary is qualified in its entirety by reference to the complete text of such agreements, copies of which are included as exhibits to the Schedule TO and incorporated herein by reference.

The summary description has been included in this U.S. Offer to Purchase to provide you with information regarding the terms of the Transaction Agreement and is not intended to modify or supplement any rights or obligations of the parties under the Transaction Agreement, or any factual information about Takeda or TiGenix or the transactions contemplated in the Transaction Agreement contained in public reports filed by Takeda or TiGenix with the SEC. Such information can be found elsewhere in this U.S. Offer to Purchase. The Transaction Agreement contains representations, warranties and covenants, which were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Transaction Agreement, and are intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. The holders of Ordinary Shares and other investors are not third-party beneficiaries under the Transaction Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of TiGenix, Takeda or any of their respective subsidiaries or affiliates.

Accordingly, the representations and warranties contained in the Transaction Agreement and summarized in this Section 14 should not be relied on by any persons as characterizations of the actual state of facts and circumstances of TiGenix at the time they were made and the information in the Transaction Agreement should be considered in conjunction with the entirety of the factual disclosure about TiGenix in its public reports filed with the SEC. Information concerning the subject matter of the representations and warranties may change after the date of the Transaction Agreement, which subsequent information may or may not be fully reflected in TiGenix’s public disclosures. The Transaction Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the U.S. Offer, Takeda, TiGenix, their respective affiliates and their respective businesses that are contained in, or incorporated by reference into, the Tender Offer Statement on Schedule TO and related exhibits, including this U.S. Offer to Purchase, and TiGenix’s Solicitation/Recommendation Statement on Schedule 14D-9, as well as in TiGenix’s other public filings.

Transaction Agreement

The Offers are being made pursuant to the Transaction Agreement. Subject to the terms and conditions of the Transaction Agreement, Takeda has agreed to purchase all of the Securities.

Undertakings during the Interim Period

Upon the terms and subject to the conditions of the Transaction Agreement, TiGenix has agreed and undertaken that it will, during the time between signing of the Transaction Agreement and the earlier of (i) the termination of the Transaction Agreement and (ii) the payment of the Securities tendered in the Offers following closing of the Initial Acceptance Period (the “Interim Period”), among other things:

•	support the Offers, subject to compliance with the requirements of the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder (the “HSR Act”) and without prejudice to the fiduciary duties of the TiGenix Board as provided for by applicable law and the corporate interest (vennootschapsbelang / intérêt social) of TiGenix, including, without limitation, procuring that the TiGenix Board will, among others, not take any action which it knows or reasonably should know could materially prejudice, prevent or delay the successful outcome of the Offers; and

•	procure that the TiGenix Board and the boards of directors of its affiliates shall not solicit or assist any third party to analyze, organize or otherwise initiate a potential public takeover bid, merger, or any other transaction by such third party that would relate to a transfer of all or a significant part of the securities or assets of TiGenix or its subsidiaries (the “Group”), except that the Group shall not be restricted from (A) engaging in contacts and discussions for the sole purpose of providing access to the virtual data room as provided to Takeda (with the exception of the Q&A) following a Superior Target Takeover Proposal (as such term is defined in the Transaction Agreement), provided that in such case TiGenix will not provide any assistance to the third party (whether through Q&A process or otherwise) other than providing access to the virtual data room or (B) transferring any goods or providing services in or by the Group in the ordinary course of business and consistent with past practice (which shall, for the avoidance of doubt, not extend to the licensing, assigning or transferring of any intellectual property rights of the Group), to the extent not prohibited in the Transaction Agreement.

The undertakings noted above are subject to compliance with any fiduciary duties that the TiGenix Board and the boards of directors of the applicable affiliates may have. In the event of a Superior Target Takeover Proposal, the TiGenix Board expressly reserves the right to (x) no longer recommend and support the Offers, and (y) express a preference for the Superior Target Takeover Proposal, or otherwise recommend it to the holders of the Securities, in accordance with its fiduciary duties (a “Change of Recommendation”).

Upon the terms and subject to the conditions of the Transaction Agreement, TiGenix has agreed and undertaken that it will, during the Interim Period, conduct its business operations as a going concern in the ordinary course of business, subject to certain limitations. Upon the terms and subject to the conditions of the Transaction Agreement, and always subject to the fiduciary duties of the TiGenix Board as provided for by applicable law and the corporate interest (vennootschapsbelang / intérêt sociale) of TiGenix, TiGenix has agreed and undertaken that it will not, during the Interim Period, except (i) with the prior written consent of Takeda, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) for any such actions contemplated by the Transaction Agreement:

•	enter into any agreements that impose any material restriction or limitation on the business operations of the Group as a whole or materially limit the use, ownership, or exploitation of any material technology or intellectual property rights of the Group as a whole, including, but not limited to, non-competition, exclusivity, licensing or similar restrictions or limitations;

•	enter into, materially amend or terminate any agreements with directors or certain key employees or otherwise materially change the terms and conditions of their contractual relationship with the Group;

•	enter into employment agreements with new employees of the Group except that this shall not restrict the Group from entering into certain new agreements which are entered into in the ordinary course of business, as described in the Transaction Agreement;

•	increase the salary or bonus of any employees of the Group, subject to certain enumerated exceptions;

•	undertake any issuance of new debt securities, including, but not limited to, the issuance of convertible instruments and derivatives;

•	take any action (other than in the ordinary course of business or as required by applicable law) that would have the effect for certain taxable events of accelerating taxable income;

•	settle any claims in such a manner as would have a Material Adverse Effect (as such term is defined in the Transaction Agreement);

•	declare certain new dividends;

•	amend the articles of association of TiGenix, other than as the result of an exercise of Warrants;

•	issue any new securities or any other rights giving right to acquire any new securities, or undertake to do so or, subject to the provisions of the Transaction Agreement, enter into any discussions in order to do so (except discussions with TiGenix’s own financial and legal advisors), other than the issuance of new Ordinary Shares resulting from the exercise of any Warrants.

Break-up fees

TiGenix has agreed to pay to Takeda a break payment by way of compensation for any loss or damage (including, but not limited to, incurring costs and expenses, lost opportunity costs, business dislocation, reputational harm or adverse market reaction) that may be suffered by Takeda equal to:

•	two million seven hundred thousand Euros (EUR 2,700,000) if the Transaction Agreement is terminated by Takeda by reason of TiGenix’s failure to comply with certain undertakings during the Interim Period, subject to the terms and conditions of the Transaction Agreement; or

•	five million four hundred thousand Euros (EUR 5,400,000) if the Transaction Agreement is terminated by either TiGenix or Takeda by reason of a Change of Recommendation.

Reverse break payment

Takeda has agreed to pay to TiGenix a reverse break payment by way of compensation for any loss or damage (including, but not limited to, incurring costs and expenses, lost opportunity costs, increased costs for obtaining additional financing, business dislocation, reputational harm or adverse market reaction) that may be suffered by TiGenix equal to twenty million Euros (EUR 20,000,000) if the Transaction Agreement is terminated by TiGenix by reason of Takeda breaching or failing to comply with certain obligations, which breach or failure to perform would prevent payment of the Securities tendered in the Offers following closing of the Initial Acceptance Period by April 30, 2018 (the “Long Stop Date”) (it being understood that Takeda and TiGenix shall each have the right to extend this date one (1) time (but not more than one time) for a period of 45 calendar days by giving notice in writing to the other party prior to April 30, 2018) or by reason of Takeda reducing the price per Security or withdrawing the Offers prior to the start of the Initial Acceptance Period. On April 19, 2018, Takeda gave notice to TiGenix to extend the Long Stop Date by forty five (45) days from and including May 1, 2018 (following expiry of the existing long stop date on April 30, 2018). The new Long Stop Date is June 14, 2018.

Equity investment

If the Transaction Agreement is terminated by Takeda by reason of certain conditions enumerated in the Transaction Agreement, not being satisfied nor waived, TiGenix shall have the right to require Takeda to subscribe, and Takeda commits to subscribe for, directly and/or indirectly through any affiliate, Ordinary Shares (which may be issued to Takeda and/or any of its affiliates in the form of ADSs) of TiGenix, upon the terms of a subscription agreement to be negotiated in good faith, taking into account market practice in connection with private placements and public offerings (also with reference to representations and warranties of TiGenix concerning the valid incorporation and existence of TiGenix and the valid issuance and transfer of title to the Ordinary Shares) and to be agreed upon between TiGenix and Takeda and/or any Takeda’s affiliates. If TiGenix elects to enforce the abovementioned subscription commitment, the Ordinary Shares (which may be represented by ADSs) shall be issued by TiGenix within six (6) months from the date of termination of the Transaction Agreement, on a private placement basis (in which case the price per Ordinary Share or ADS subscribed, as applicable, will be based on the average closing share prices of TiGenix on Euronext Brussels during the period of thirty (30) calendar days immediately prior to the date of the issuance thereof), or as part of a public offering (in which case the price per Ordinary Share or ADS subscribed will be based on the public offering price and such commitment shall be subject to the relevant allocation by the managing underwriters of such offering), as elected by TiGenix, for an aggregate amount in cash equal to twenty million Euros (EUR 20,000,000) if this Transaction Agreement is terminated by Takeda by reason of the Minimum Acceptance Condition not being satisfied, nor waived by Takeda, subject to the tender into the Offers, in the aggregate, of a number of Ordinary Shares, Warrants and ADSs that, together with all outstanding Ordinary Shares, Warrants and ADSs owned by Takeda and its affiliates, represents or gives access to 75% or more of the voting rights represented or given access to by all of the outstanding Ordinary Shares, Warrants and ADSs on a fully diluted basis as of the expiration of the Initial Acceptance Period.

Irrevocable undertakings

In connection with the Offers, on January 5, 2018, Gri-Cel S.A. (“Gri-Cel”) and Grifols Worldwide Operations Ltd. (“Grifols Worldwide”) entered into the Grifols Irrevocable Undertaking. Pursuant to the terms of the Grifols Irrevocable Undertaking, Gri-Cel and Grifols Worldwide have irrevocably agreed to tender their Ordinary Shares to Takeda in the Offer. The Grifols Irrevocable Undertaking applies to 39,427,978 Ordinary Shares (including Ordinary Shares represented by ADSs).

Additionally, pursuant to the terms of the Grifols Irrevocable Undertaking, Gri-Cel and Grifols Worldwide will provide reasonable support to Takeda in completing the Offers and refrain from any actions that could adversely affect the success of the Offers. They will, in each case until the Offers are unconditional or lapse or are withdrawn (i) not, without the prior written consent of Takeda, deal in any securities of TiGenix (including, but not limited to, any sales, transfers, or encumbrances of such Securities), and (ii) exercise or procure the exercise by proxy or in person of the votes of the Ordinary Shares and ADSs in respect of any resolution proposed at any general shareholders’ meeting of TiGenix in favor of any resolution the passing of which is necessary to fulfil any Conditions to the Offers and against any resolution whose passing is required in connection with any offer for the Securities by any person other than Takeda or which, if passed, might result in any Conditions to the Offers not being fulfilled or which might impede or frustrate the Offers in any way.

In connection with the Offers, on January 4, 2018, certain officers and Directors (such officers and Directors, the “TiGenix Supporting Shareholders,” and together with Gri-Cel and Grifols Worldwide, the “Supporting Shareholders”) each entered into an irrevocable undertaking with Takeda (the “Additional Irrevocable Undertakings)”. Pursuant to the terms of the Additional Irrevocable Undertakings, TiGenix Supporting Shareholders have irrevocably agreed to tender their Ordinary Shares to Takeda in the Offer, subject to certain conditions set forth in the Additional Irrevocable Undertakings. The Additional Irrevocable Undertakings collectively applied to 5,614,329 Ordinary Shares, consisting of (i) 929,650 outstanding Ordinary Shares and (ii) 4,684,679 Ordinary Shares issuable upon exercise of Warrants.

Additionally, pursuant to the terms of the Additional Irrevocable Undertakings, TiGenix Supporting Shareholders will, in each case until the Offers are unconditional or lapse or are withdrawn, (i) not, without the prior written consent of Takeda, deal in any Securities (including but not limited to any sales, transfers, or encumbrances of such Securities), and (ii) exercise or procure the exercise by proxy or in person of the votes of the Ordinary Shares in respect of any resolution proposed at any general shareholders’ meeting of TiGenix in favor of any resolution the passing of which is necessary to fulfil any Conditions to the Offers and against any resolution whose passing is required in connection with any offer for Securities by any person other than Takeda or which, if passed, might result in any Conditions to the Offers not being fulfilled or which might impede or frustrate the Offers in any way.

Letter of Interest

On November 10, 2017, Takeda executed and issued to TiGenix a non-binding letter of interest in which Takeda set forth its non-binding expression of interest in acquiring TiGenix and which was countersigned by TiGenix on November 13, 2017 and returned to Takeda on November 14, 2017 (the “Letter of Interest”). The foregoing summary of the Letter of Interest does not purport to be complete and is qualified in its entirety by reference to the Letter of Interest, which is filed as an Exhibit to the Schedule TO and is incorporated by reference herein.

Confidentiality Agreement

On June 30, 2017, the Licensor, an affiliate of TiGenix, entered into a customary confidential disclosure agreement in connection with a possible transaction with the Licensee, an affiliate of Takeda, in connection with the Proposed Expanded Collaboration (as amended, the “Confidentiality Agreement”). On November 17, 2017 (the “First Addendum”), Takeda and TiGenix acceded to the Confidentiality Agreement and the Confidentiality Agreement was amended to include customary standstill and non-solicitation provisions for the benefit of TiGenix as well as a customary standstill, non-solicitation and no-shop provision for the benefit of Takeda, in each case as further described in and subject to the exceptions set forth in the Confidentiality Agreement. The Confidentiality Agreement was further amended on February 14, 2018 (the “Second Addendum”) to expand the agreement to cover integration matters following the public announcement of the Transaction Agreement. The foregoing summary of certain material terms of the Confidentiality Agreement does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the Confidentiality Agreement, the First Addendum and the Second Addendum, which have been filed as Exhibits (d)(2) and (d)(3) to Schedule TO and are incorporated by reference herein.

Licensing Agreement and Manufacturing Agreement

On July 4, 2016, TiGenix SAU (the “Licensor”), an affiliate of TiGenix, entered into a licensing agreement with Takeda Pharmaceuticals International AG (the “Licensee”), an affiliate of Takeda, under which the Licensee acquired the exclusive right to commercialize and develop Cx601 for complex perianal fistulas outside the United States, Japan and Canada (the “Licensing Agreement”). The Licensing Agreement included an option for the Licensee to expand the scope of the license to Japan and Canada, which the Licensee exercised on December 20, 2016. As a result, the Licensee now has the exclusive right to commercialize and develop Cx601 for complex perianal fistulas in all countries outside the United States. Under the Licensing Agreement, the Licensee paid an upfront non-refundable licensing fee of €25 million and, following the marketing authorization for Cx601 granted by the European Commission on March 23, 2018, the Licensor received a further payment from the Licensee of €15 million on April 26, 2018.

On October 25, 2017, as provided under the Licensing Agreement, the Licensor entered into a manufacturing and supply agreement with the Licensee, governing, among other things, the specific aspects of the manufacturing and supply of Cx601 and the financial terms of the transfer of the manufacturing responsibilities for Cx601 from the Licensor to the Licensee (the “Manufacturing Agreement”).

The Licensing Agreement excludes clinical development and commercialization rights in the United States, where the Licensor will continue to develop Cx601 for complex perianal fistulas. The Licensor also retains the right to develop Cx601 in any indications outside the indication of complex perianal fistulas. Furthermore, if the Licensee has not presented the Licensor with a plan accepted by the regulatory authorities of either Canada or Japan to access the market in those countries by the second anniversary of the receipt of marketing authorization from the European Commission, the Licensor has the option of unilaterally excluding those territories from the scope of the Licensing Agreement.

The Licensee will pay €1.5 million to the Licensor upon receipt of regulatory approval for the sale of Cx601 to patients in each of Canada and Japan. In addition, in the event of a positive pricing and market access decision for Cx601 by a payer in either or both of Canada or Japan at a price equivalent to €30,000 per patient or more, the Licensee will pay the Licensor a further €1 million per country.

In Europe, the Licensor is in the process of transferring the marketing authorization (obtained on March 23, 2018) to the Licensee. The Licensee will also make milestone payments for positive pricing and market access decisions from payers in France, Germany, Italy, Spain and the United Kingdom of €2 million per country, if Cx601 is approved at a price of €30,000 or equivalent per patient or more, or €1 million per country, if Cx601 is approved at a price between €26,000 and €30,000 or equivalent per patient.

Under the Licensing Agreement, the Licensor will receive tiered quarterly royalty payments on net sales of Cx601 on a country-by-country basis, ranging from 10% to 18%, and calculated based on the price of Cx601 in each country during that quarter. The Licensor will also receive one-time sales milestone payments ranging from €15 million, if net sales in the territory reach €150 million, to €100 million, if net sales reach €1 billion. The potential sales and reimbursement milestones could total up to €340 million, and are in addition to any royalty payments that the Licensor receives under the Licensing Agreement.

The Licensee also agreed to invest €10 million in equity within one year of the effective date of the Licensing Agreement. The Licensee made its €10 million investment on December 29, 2016. The Ordinary Shares were subject to a one-year lock-up, subject to certain exceptions.

Under the Licensing Agreement, the Licensor cooperates closely with the Licensee and has set up a number of joint committees to oversee the overall commercialization process; operational matters including product development, intellectual property and regulatory matters; and manufacturing. The Licensor will initially continue to manufacture Cx601 at the Licensor’s facility in Madrid, and the Licensor and the Licensee will share equally the cost of expanding the facility to increase the manufacturing capacity up to 1,200 doses of Cx601 per year at an estimated cost of approximately €3.5 million. The Licensor intends to transfer manufacturing responsibilities to the Licensee once the technology transfer process is complete, which is expected to be by January 1, 2021 at the latest.

Pursuant to the Licensing Agreement, the technology transfer is to be split into two steps. In a first step, the Licensor will transfer certain elements of Cx601 manufacturing to a third-party transferee of the Licensee, and in a second step, the Licensor will transfer the remaining technology to the Licensee or an affiliate thereof. The roles, responsibilities and obligations of the Licensee and the Licensor in relation to the technology transfer will be covered by a manufacturing transfer plan to be agreed between the Licensee and the Licensor.

Within the European Economic Area and Switzerland (and Israel, Japan and Canada, per separate agreement of the relevant joint committee), the Licensor will be responsible for manufacturing and supplying up to 1,200 doses per year of Cx601 to the Licensee under the terms and conditions of the Licensing Agreement and until the Licensor transfers the full manufacturing responsibilities to the Licensee. Outside such territory, the Licensee will be responsible for manufacturing and supplying Cx601.

The Licensing Agreement will expire on a country-by-country basis at the occurrence of the latest of any of the following:

•	the twentieth anniversary of the date of the first commercial sale of Cx601 in such country;

•	the expiration of the last valid patent claim covering Cx601 or its use in such country;

•	the expiration of market exclusivity in such country granted under the marketing authorization of the product as an orphan drug; and

•	the expiration of any data exclusivity with respect to Cx601.

Either party may terminate the Licensing Agreement with 30 days’ written notice in case of insolvency of the other party. Either party may terminate the Licensing Agreement upon a change of control of the other party with 60 days’ written notice. Either party may terminate the Licensing Agreement in case of a material breach or non-performance by the other party with immediate effect or, in case of a curable material breach, if such breach should not be cured within 60 days after receipt of such notice.

The Licensor also has a right to terminate the Licensing Agreement on a region-by-region basis with 30 days’ written notice if expected royalties from a key market within the region are at least 25% lower than expected based on the commercialization plan provided by the Licensee for at least three consecutive years and the Licensor reasonably determines that the Licensee did not use commercially reasonable efforts to meet the established sales target. If the Licensor and the Licensee cannot mutually resolve any dispute related to such a claim either within the established committees or through negotiations between senior management or the Board of Directors within 30 days, the dispute shall be referred to a third-party expert for adjudication. In addition, the Licensor can terminate the Licensing Agreement with 30 days’ notice if the Licensee or one of its affiliates challenges or takes any material steps to assist a third party in challenging the validity of our intellectual property rights.

The Licensee had a right to terminate the Licensing Agreement with 30 days’ written notice if the Licensor had not obtained marketing authorization from the European Commission within four years of the entry into the Licensing Agreement. The Licensee can also terminate the Licensing Agreement with 30 days’ written notice on a country-by-country basis if there is a third-party claim of infringement of intellectual property rights provided that external counsel confirms that there is a greater than 50% probability of a finding of infringement, or in the case of a final court decision confirming such infringement. Finally, the Licensee has the right to terminate the Licensing Agreement with 30 days’ written notice in the event that any changes to the production or quality control process required by regulatory authorities lead to the production costs increasing by more than 15%.

In addition, the Licensor remains solely responsible for certain third-party obligations arising from sales of the product, including with respect to the rights licensed from the Universidad Autonóma de Madrid or the Consejo Superior de Investigaciones Científicas. In case the Licensor decides to terminate any such existing license and the Licensee disagrees with the Licensor’s decision, they may request that the Licensor assign them the license or terminate the Licensing Agreement on a country-by-country basis.

The foregoing summary of the Licensing Agreement and the Manufacturing Agreement do not purport to be complete. The summary of the Licensing Agreement is qualified in its entirety by reference to the Licensing Agreement, which has been filed as Exhibit (d)(5) to Schedule TO and is incorporated by reference herein.

Incentive Arrangement with Certain Key Employees

In accordance with the Transaction Agreement, upon the occurrence of certain events, TiGenix intends to award a one-off payment of an incentive bonus with a total cost to TiGenix (including any taxes and/or employer and employee social security contributions) of 1% of the total consideration (approximately €5.2 million), in cash, offered by Takeda in the Offers (the “Incentive Bonus”) to certain of the key employees of TiGenix to recognize the significant contribution of such key employees to TiGenix’s success. It is expected that the TiGenix Board will hold a meeting to confirm the beneficiaries and approve the amount payable to each such beneficiary out of the Incentive Bonus.

Director and Officer Indemnification and Insurance

In accordance with the Transaction Agreement, if and to the extent such obligations are permitted by applicable law, for six (6) years after payment of the Securities validly tendered (and not withdrawn) in the Offers following closing of the Initial Acceptance Period (the “Completion Date”), Takeda shall procure that the Group honor and fulfil their respective obligations (if any) existing as at the date of the Transaction Agreement to indemnify their respective directors and officers in office as of the date of the Transaction Agreement and to advance reasonable expenses, in each case with respect to matters existing or occurring at or prior to the Completion Date.

Further, in accordance with the Transaction Agreement, effective as of the Completion Date, Takeda shall obtain a directors’ and officers’ liability insurance policy for the benefit of the directors and officers of the Group, as described in the Transaction Agreement. In addition, Takeda is required to extend the directors’ and officers’ liability insurance existing within the Group at the Completion Date for a period of six (6) years following the Completion Date. Such insurance cover contemplated by the preceding sentence shall be with one or more reputable insurer(s).

15.	Conditions to the Offers

Notwithstanding any other provision of this U.S. Offer to Purchase, Takeda is not required to accept for payment or pay for any tendered Ordinary Shares or ADSs, unless the following conditions (the “Conditions to the Offers”) have been satisfied (or waived by Takeda):

•	the Minimum Acceptance Condition, i.e., the tender into the Offers, in the aggregate, of a number of Ordinary Shares, Warrants and ADSs that, together with all Ordinary Shares, Warrants and ADSs owned by Takeda and its affiliates, represents or gives access to 85% or more of the voting rights represented or given access to by all of the outstanding Ordinary Shares, Warrants and ADSs on a fully diluted basis as of the expiration of the Initial Acceptance Period, and

•	the absence of a Material Adverse Effect (as such term is defined in the Transaction Agreement) occurring at any time after January 5, 2018 and prior to the time the results of the Initial Acceptance Period are published (which shall be within five (5) Business Days following the Initial Expiration Date).

The Offers are not subject to any financing condition.

16.	Required Regulatory Approvals; Certain Legal Matters.

U.S. Competition Laws

Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless certain information has been furnished to the U.S. Federal Trade Commission (the “FTC”) and the U.S. Department of Justice (the “DOJ”) and the required waiting period has expired or been terminated and no orders have been issued prohibiting the transaction. Both Takeda and TiGenix have filed a Notification and Report Form with the FTC and the DOJ with respect to the transactions contemplated by the Transaction Agreement and the required waiting period has expired on February 23, 2017 without any orders being issued by the FTC or DOJ prohibiting the Transaction.

Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. Accordingly, there can be no assurance that a challenge to the acquisition of TiGenix pursuant to the Offers on U.S. antitrust grounds will not be made or that, if such a challenge is made, Takeda will prevail.

Statutory Exemption from Certain U.S. Tender Offer Requirements

The U.S. Offer qualifies as a “Tier II” offer in accordance with Rule 14d-1(d) under the Exchange Act and is, as a result, exempt from certain provisions of otherwise applicable U.S. statutes and rules relating to tender offers. U.S. and Belgian law and practice relating to tender offers are inconsistent in a number of ways. We intend to rely on the Tier II exemption from Rule 14e-1(c) on prompt payment, Rule 14e-1(d) on the procedures for giving notices of any extensions of the length of the tender offer, where we will follow Belgian law and practice. In addition, we have been granted no action and/or exemptive relief by the SEC from certain of its otherwise applicable rules to allow the U.S. Offer to proceed in the manner described in this U.S. Offer to Purchase.

Appraisal Rights

No appraisal rights will be available to you in connection with the U.S. Offer. Belgian corporations’ law does not provide for statutory appraisal rights in case of a tender offer.

General

Except as set forth above or as otherwise set forth in this U.S. Offer to Purchase, Takeda is not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Takeda’s acquisition or ownership of the Ordinary Shares or ADSs. Should any such approval or other action be required, Takeda currently expects that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to TiGenix’s or Takeda’s business or that certain parts of TiGenix’s or Takeda’s business might not have to be disposed of or held separate in the event that such approvals were not obtained or such other actions were not taken. In addition to any approval or action by governmental, administrative or regulatory agencies, certain existing significant contractual arrangements of TiGenix may be subject to the receipt of consents of counterparties in connection with the Offers. There can be no assurance that such consents will be obtained.

17.	Fees and Expenses.

Takeda has retained Georgeson LLC to act as the U.S. Information Agent, BNP Paribas Fortis NV/SA to be the U.S. Share Tender Agent and Computershare to be the U.S. ADS Agent in connection with the U.S. Offer. The U.S. Information Agent may contact U.S. Holders of Ordinary Shares and holders of ADSs, wherever located, by mail, telephone, telecopy, personal interview and other methods and may request banks, brokers, dealers and other nominees to forward materials relating to the U.S. Offer to beneficial owners of ADSs and U.S. Holders of Ordinary Shares. The U.S. Information Agent, the U.S. Share Tender Agent and the U.S. ADS Tender Agent each will receive reasonable and customary compensation for their respective services in connection with the U.S. Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Takeda will not pay any fees or commissions to any broker or dealer or to any other person (other than to the U.S Information Agent, the U.S. Share Tender Agent and the U.S ADS Tender Agent) in connection with the solicitation of tenders of ADSs or Ordinary Shares held by U.S. Holders pursuant to the U.S. Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Takeda for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws or regulations require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of Takeda by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Takeda.

18.	Miscellaneous.

The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Ordinary Shares or ADSs in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with laws of such jurisdiction. We are currently not aware of any jurisdiction where the making of the U.S. Offer is restricted or prohibited by law. If we become aware of any such restriction or prohibition on the making of the U.S. Offer or the acceptance of the Ordinary Shares or ADSs, we will make a good faith effort to comply or seek to have such prohibition or restriction declared inapplicable to the U.S. Offer. If, after a good faith effort, we cannot comply, we will not make the U.S. Offer to the holders of Ordinary Shares and ADSs in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of Takeda by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Takeda not contained in this U.S. Offer to Purchase or in the accompanying Share Acceptance Letter or ADS Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO in connection with the U.S. Offer, together with all exhibits thereto, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the U.S. Offer, and may file amendments to the Schedule TO. The Schedule TO and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the same manner as described under Section 10 - “Certain Information Concerning Takeda - Where You Can Find Additional Information.”

TAKEDA PHARMACEUTICAL COMPANY LIMITED

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF TAKEDA

Takeda

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Takeda are set forth below. The business address of each such director and executive officer is c/o Takeda 1-1, Doshomachi 4-chome, Chuo-ku, Osaka-shi, Osaka 540-8645, Japan.

Name, Position and Business Address	Present Principal Occupation or Employment; Material Occupations, Positions, Offices or Employments During the Last Five Years; Citizenship
Christophe Weber Representative Director President and Chief Executive Officer 12-10 Nihonbashi 2-chome, Chuo-ku, Tokyo 103-8668, Japan

Christopher Weber has been the Chief Executive Officer since April 2015. He also has served as President and Representative Director since June 2014. He previously served as Chief Operating Officer from April 2014 to March 2015. He was President and General Manager of GlaxoSmithKline Vaccines from January 2011 to March 2014.

Christophe Weber is a citizen of France.

Masato Iwasaki, Ph.D. Director President, Japan Pharma Business Unit 12-10 Nihonbashi 2-chome, Chuo-ku, Tokyo 103-8668, Japan

Masato Iwasaki has been the Director and President of the Japan Pharma Business Unit since April 2015. He joined Takeda in 1985 and previously served as Senior Vice President, Pharmaceutical Marketing Division from April 2012 to April 2015 and as Head of the Chief Medical and Scientific Office.

Masato Iwasaki is a citizen of Japan.

Andrew S. Plump, M.D., Ph.D. Director Chief Medical and Scientific Officer 300 Massachusetts Avenue, Cambridge, MA 02115

Andrew S. Plump has been the Director since June 2015 and Chief Medical and Scientific Officer since February 2015. He previously served as Vice President, Cardiovascular Disease Franchise, Worldwide Discovery Head, Merck & Co. from October 2008 to July 2012 and as Vice President, Research & Translational Medicine and Deputy to the President of Global Research and Development of Sanofi from August 2012 to December 2014.

Andrew S. Plump is a citizen of the United States.

Yoshiaki Fujimori External Director 1-1, Doshomachi 4-chome, Chuo-ku, Osaka 540-8645, Japan

Yoshiaki Fujimori has been the External Director since June 2016. He has served as a Director of Boston Scientific Corporation since July 2016. He has served as a senior advisor to LIXIL Group Corporation since June 2016 and previously served as President, Chief Executive Officer and Representative Director of the LIXIL Group Corporation. He was a Director of Tokyo Electric Power Company from June 2012 to June 2017.

Yoshiaki Fujimori is a citizen of Japan.

Name, Position and Business Address	Present Principal Occupation or Employment; Material Occupations, Positions, Offices or Employments During the Last Five Years; Citizenship
Emiko Higashi External Director 1-1, Doshomachi 4-chome, Chuo-ku, Osaka 540-8645, Japan

Emiko Higashi has been the External Director since June 2016. She also has served as a Managing Director of Tomon Partners, LLC and as a Director of KLA-Tencor Corporation since November 2010. She served as a Director of InvenSense Inc. from October 2014 to May 2017 and as a Director of Rambus Inc. since May 2017.

Emiko Higashi is a citizen of Japan.

Michel Orsinger External Director 1-1, Doshomachi 4-chome, Chuo-ku, Osaka 540-8645, Japan

Michael Orsinger has been the External Director since June 2016. He served as Worldwide Chairman of the Global Orthopedics Group, DePuy Synthes Companies, at Johnson and Johnson from June 2012 to 2015. Additionally, he served as a member of the Global Management Team at Johnson and Johnson from June 2012 to 2015.

Michel Orsinger is a citizen of Switzerland.

Masahiro Sakane External Director 1-1, Doshomachi 4-chome, Chuo-ku, Osaka 540-8645, Japan

Masahiro Sakane has been the External Director since June 2014. He also has served as a Counselor at Komatsu Ltd. since June 2013, where he previously served as Director and Councilor from April 2013 to June 2013 and Chairman of the Board from June 2007 to April 2013. He has served as a Director of Kajima Corporation since June 2015.

Masahiro Sakane is a citizen of Japan.

Toshiyuki Shiga External Director 1-1, Doshomachi 4-chome, Chuo-ku, Osaka 540-8645, Japan

Toshiyuki Shiga has been the Outside Director since June 2016. He also has served as Chairman and CEO of Innovation Network Corporation of Japan since June 2015, Vice Chairman of Keizai Doyukai (i.e., Japan Association of Corporate Executives) from April 2014 to April 2018, Vice Chairman of Nissan Motor Co., Ltd. from November 2013 to June 2017 and Director of Nissan Motor Co., Ltd. since June 2017. He has held a number of positions at Nissan Motor Co. since 1976.

Toshiyuki Shiga is a citizen of Japan.

Yasuhiko Yamanaka Director Audit and Supervisory Committee Member 1-1, Doshomachi 4-chome, Chuo-ku, Osaka 540-8645, Japan

Yasuhiko Yamanaka has been the Director and Audit and Supervisory Committee member since June 2016. He has served as a Managing Director at Takeda since June 2011 and has served as Corporate Auditor at Takeda since June 2015.

Yasuhiko Yamanaka is a citizen of Japan.

Shiro Kuniya External Director Audit and Supervisory Committee Member Kishimoto Building 2F, 2-2-1 Marunouchi, Chiyoda-ku, Tokyo 100-0005

Shiro Kuniya has been the External Director and Chairperson of the Audit & Supervisory Committee since June 2016. He also has served as Managing Partner of Oh-Ebashi LPC & Partners since April 2002, Director of NEXON Co., Ltd. since March 2012, Director of Ebara Corporation since June 2012 and Director of Sony Financial Holdings Inc. from June 2013 to present.

Shiro Kuniya is a citizen of Japan.

Name, Position and Business Address	Present Principal Occupation or Employment; Material Occupations, Positions, Offices or Employments During the Last Five Years; Citizenship
Jean-Luc Butel External Director Audit and Supervisory Committee Member 21 Biopolis Road Nucleos South Tower #04-24/28 Singapore 138567

Jean-Luc Butel has been the External Director and Audit and Supervisory Committee Member since June 2016. He also has served as Global Healthcare Advisor and President of K8 Global Pte. Ltd. since July 2015. He has served as Director of Varian Medical Systems Inc. since April 2017. He previously served as President International, Corporate Officer, Operating Committee Member and Corporate Vice President of Baxter International Inc. from January 2012 to June 2015. He also served as a member of the board of directors of Biosensor International Group Singapore from March 2015 to June 2016.

Jean-Luc Butel is a citizen of France.

Koji Hatsukawa External Director Audit and Supervisory Committee Member 12-10 Nihonbashi 2-chome, Chuo-ku, Tokyo 103-8668, Japan

Koji Hatsukawa has been the External Director since June 2016. He also has served as Audit and Supervisory Board Member to Fujitsu Limited since June 2013 and as Audit and Supervisory Board Member to the Norinchukin Bank since 2012. He served as Audit Supervisory Board Member of Accordia Golf Co., Ltd. from June 2012 to June 2016.

Koji Hatsukawa is a citizen of Japan.

Christophe Bianchi President, Global Oncology Business Unit 40 Landsdowne Street, Cambridge, MA 02139

Christophe Bianchi has been the President, Global Oncology Business Unit since October 2014. He previously served as Executive Vice President, Commercial from 2006 to October 2014. He has also served as Director and President of Takeda since December 2016.

Christophe Bianchi is a citizen of the United States.

Gerard Greco Global Quality Officer One Takeda Parkway, Deerfield, Illinois 60015 USA

Gerard Greco has been the Global Quality Officer since September 2014. He previously served as Vice President, Quality at Pfizer, Inc. from January 2012 to June 2012 and as Senior Vice President, Quality, at Teva Pharmaceuticals from June 2012 to September 2014.

Gerard Greco is a citizen of the United States.

Haruhiko Hirate Corporate Communications and Public Affairs Officer 12-10 Nihonbashi 2-chome, Chuo-ku, Tokyo 103-8668, Japan

Haruhiko Hirate has been the Corporate Communications and Public Affairs Officer since October 2014. He previously served as President of North Asia from 2011 to October 2014.

Haruhiko Hirate is a citizen of Japan.

Name, Position and Business Address	Present Principal Occupation or Employment; Material Occupations, Positions, Offices or Employments During the Last Five Years; Citizenship
James Kehoe Director 12-10 Nihonbashi 2-chome, Chuo-ku, Tokyo 103-8668, Japan

James Kehoe was the Chief Financial Officer from June 2016 to March 2018. He previously served as Executive Vice President and Chief Financial Officer of Kraft Foods Group Inc. from February 2015 to July 2015, Executive Vice President and Chief Financial and Administrative Officer of Gildan Activewear Inc. from January 2015 to February 2015, Senior Vice President of Operating Excellence of Mondelez International, Inc. from November 2013 to December 2014, Senior Vice President, Corporate Finance, Kraft Foods Group Inc., from March 2012 to October 2013.

James Kehoe is a citizen of Ireland.

Ricardo Marek President, Emerging Markets Business Unit 21 Biopolis Road Nucleos South Tower #04-24/28 Singapore 138567

Ricardo Marek has been President of Emerging Markets Business Unit (EM BU), since April 1, 2017. He has been with Takeda for 6 years and over this time he simultaneously held the roles of Area Head for Latin America (LATAM) since 2014, and President for Brazil since 2013. Prior to that, he was Chief Financial Officer (CFO) of Brazil. Before joining Takeda in 2011, he was CFO for Organon International in the US, and Managing Director and Vice President Finance for the Akzo Nobel Group in Brazil.

Ricardo Marek is a citizen of Brazil.

Yoshihiro Nakagawa Global General Counsel 1-1, Doshomachi 4-chome, Chuo-ku, Osaka 540-8645, Japan

Yoshihiro Nakagawa has been the Corporate Officer and Global General Counsel since October 2014. He joined Takeda in 1983 and previously served as General Counsel (Japan) from September 2014 to October 2014 and as Senior Vice President of the Legal Department.

Yoshihiro Nakagawa is a citizen of Japan.

David Osborne Global Human Resources Officer 12-10 Nihonbashi 2-chome, Chuo-ku, Tokyo 103-8668, Japan

David Osborne has been the Global Human Resources Officer at Takeda since May 2013. He previously served as Senior Vice President, Human Resources of Hilton Worldwide from January 2013 to May 2013.

David Osborne is a citizen of the United States

Giles Platford President, Europe and Canada Business Unit Thurgauerstrasse 130, 8152 Glattpark, Switzerland

Giles Platford has been the President, Europe and Canada Business Unit since April 1, 2017. Prior to that he served as President of Emerging Markets Business Unit since October 2014 and previously served as General Manager, Brazil from January 2012 to March 2013 and Area Head, Middle East, Turkey and Africa from April 2013 to September 2014.

Giles Platford is a citizen of the United Kingdom.

Name, Position and Business Address	Present Principal Occupation or Employment; Material Occupations, Positions, Offices or Employments During the Last Five Years; Citizenship
Costa Saroukos Chief Financial Officer 12-10 Nihonbashi 2-chome, Chuo-ku, Tokyo 103-8668, Japan

Costa Saroukos is Chief Financial Officer effective April 1, 2018. Mr. Saroukos was Chief Financial Officer of Takeda’s Europe and Canada Business Unit from May 2015 to April 1, 2018. He joined Takeda in 2015 from Allergan, where he was Head of Finance and Business Development for the Asia-Pacific region, including China and Japan. He was also Finance Director for Greater China and Japan. Prior to this role, he spent 13 years at Merck & Co. where he held a number of Finance leadership positions, including Executive Finance Director for EEMEA (Eastern Europe, Middle East and Africa), covering over 84 countries, and Regional Finance Director for Africa.

Mr. Saroukos is a citizen of Australia.

Ramona Sequeira President, United States Business Unit One Takeda Parkway, Deerfield, Illinois 60015 USA

Ramona Sequeira has been the President, United States Business Unit since April 2015. She previously served as General Manager, United Kingdom and Republic of Ireland, Eli Lilly, from January 2010 to December 2012, Vice President, Neuroscieince, Lilly USA, from January 2013 to July 2013 and Vice President, Sales and Operations, Eli Lilly, from 2013 to 2015.

Ramona Sequeira is a citizen of Canada.

Rajeev Venkayya President, Vaccine Business Unit 40 Landsdowne Street, Cambridge, MA 02139	Rajeev Venkayya has been the President, Vaccine Business Unit since January 2012. Rajeev Venkayya is a citizen of the United States.

Thomas Wozniewski Global Manufacturing and Supply Officer Thurgauerstrasse 130, 8152 Glattpark, Switzerland

Thomas Wozniewski has been the Global Manufacturing and Supply Officer since July 2014. He previously served as Head of Product Supply, Bayer Consumer Care AG, from 2009 to 2014.

Thomas Wozniewski is a citizen of Germany.

If you have questions or need additional copies of this U.S. Offer to Purchase, the accompanying Share Acceptance Letter or ADS Letter of Transmittal, you can contact the U.S. Information Agent at its address and telephone numbers set forth below. You may also contact your broker or other securities intermediary for assistance concerning the U.S. Offer.

The U.S. Information Agent for the U.S. Offer is:

Georgeson LLC

1290 Avenue of the Americas

9th Floor

New York, NY 10104

E-mail: TIG-offer@georgeson.com

U.S. Toll Free Number for Holders of Securities: +1 (866) 391-6921

The Share Acceptance Letter and any other required documents, as applicable, should be sent by your securities intermediary, on your behalf, to the U.S. Share Tender Agent at the address or the facsimile set forth below:

The U.S. Share Tender Agent for the U.S. Offer is:

BNP Paribas Fortis NV/SA

Rue Montagne du Parc 3

1000 Brussels, Belgium

email address: CFCM-ECM@bnpparibasfortis.com

fax : +32 (0) 2 565 42 84

The ADS Letter of Transmittal, ADRs evidencing ADSs and any other required documents, as applicable, should be sent by your securities intermediary, on your behalf, to the U.S. ADS Tender Agent at one of the addresses or the email set forth below:

The U.S. ADS Tender Agent for the U.S. Offer is:

Computershare Inc.

By registered, certified or express mail:	By overnight courier:

Computershare Inc. TiGenix ADR Offer P.O. Box 43011 Providence, RI 02940-3011 United States of America	Computershare Inc. TiGenix ADR Offer 250 Royall Street, Suite V Canton, MA 02021 United States of America

email address: canoticeofguarantee@computershare.com